PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 23, 2016

WORTHPOINT CORPORATION

5 Concourse Parkway NE, Suite 2850

Atlanta, Georgia 30328

Up to 454,545 shares of Common Stock

SEE “SECURITIES BEING OFFERED” AT PAGE 29

	Price to Public	Underwriting discount and commissions*	Proceeds to issuer
Per share	11.00	0.165	10.835
Total Maximum	$5,000,000	$75,000	$4,925,000

* Does not include expenses of the Offering, including costs of investor processing, blue sky compliance and the costs of technology to facilitate the Offering. The Company estimates that it will pay cash fees of up to $8,750 (assuming 1,250 investors) to North Capital Private Securities Corp. (“NCPS”) and North Capital Investment Technology Corp (“NCIT”). See “Plan of Distribution” for details regarding compensation payable to placement agents in connection with this Offering. In addition to the offer of shares for cash, this Offering includes an exchange offer whereby existing holders of shares sold in a previous offering under Regulation Crowdfunding may tender their shares in exchange for the shares offered in this Offering. The Company will receive no cash for such exchange. See “Plan of Distribution.”

The Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) [date], 2017, the date that is twelve months from the date this Offering Statement is qualified by the Commission or (3) the date at which the offering is earlier terminated by the Company in its sole discretion. The Offering is being conducted on a best-efforts basis without any minimum target. The Company has engaged The Kingdom Trust Company as escrow agent to hold any funds that are tendered by investors, and may hold one or more closings on a rolling basis at which the Company receives the funds from the escrow agent and issues shares to investors. The Company intends to apply for quotation of its Common Stock on an over-the-counter market.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION. GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately [date].

The Company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

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In this Offering Circular, the term “WorthPoint,” “we,” “us,” “our” or “the Company” refers to WorthPoint Corporation and its consolidated subsidiaries.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

Our Mission

WorthPoint’s mission is to be an indispensable tool for people buying and selling antiques and collectibles; just as Kelley Blue Book is to auto traders and the Bloomberg systems are for the NASDAQ. Historically, the antiques and collectibles industry was like any other industry. Knowledge passed slowly and selectively person-to-person. Subsequently, the paper publishing industry thrived in providing learning and prices in the way of price guides. That paper publishing industry has largely gone away due to printing and postage costs and the speed of the internet quickly made printed information obsolete. While the internet has made buying and selling much more efficient in our industry through sites like eBay, the information systems to help users definitively understand what an item is, how to price it, and where to sell it has not kept pace. WorthPoint’s mission is to become the “go to” place on the internet to answer these questions.

The Company

Founded in 2007, WorthPoint is the world’s largest online resource for identifying, researching, and valuing antiques, art, and vintage collectibles. With no true central library for price guides or research material, the information in regard to antiques, art and collectibles is out of date or difficult to find. WorthPoint is building a solution, creating a global “worth” database to provide a powerful online resource for collectors, financial professionals and service providers. This solution leverages shared interests in collectibles, their value and stories, into a dynamic multimedia community.

WorthPoint’s database hosts over 300 million auction sales results with more than 500 million images collated from multiple sources, including more than 50 auction houses, such as Heritage Auctions, Pook & Pook, Leslie Hindman Auctioneers and eBay. WorthPoint enables collectors, financial professionals and service providers to gain more knowledge of the items they own or are seeking to buy or sell. In doing so, WorthPoint replaces traditional, published price guides and the need to search multiple online sources. The Company derives more than 93% of its revenues from subscriptions to its Worthopedia™ price guide, its Marks, Autographs, Patterns and Symbols (“MAPS”) database and the WorthPoint Library. WorthPoint is also accessible on iOS and Android platforms, providing subscribers with mobile database access. While traditional word search is the primary search tool on the platform, the Company has introduced a beta version of visual search on MAPS.

WorthPoint provides the tools to help a user identify any “old” vintage and collectible items in a person’s house, whether it is worth $5 or more than $1 million. Collectibles include fine art, antiques, coins, stamps, toys, glassware, folk art, memorabilia and thousands of other categories of items. These classes of items represent hidden value in many homes, often unknown to their owners, inheritors or even those people responsible for administering estates. Since its founding, the Company believes interest in collectibles has grown as programs such as Antiques Roadshow, Cash in the Attic and Pawn Stars have grown in popularity.

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The Worthopedia™ price guide is a searchable database that provides access to sales records on more than 300 million items from online marketplaces and auction houses from around the world. Historical eBay sales data form the bulk of the data in Worthopedia™, but are declining in significance as the database grows. WorthPoint is not a marketplace nor does it sell any of the items that appear in the Worthopedia™. WorthPoint management believes that being a marketplace would conflict with its aim of being an independent source of information for its community.

The Company’s MAPS database is an online resource for researching Marks, the identifying marks or impressions used by artisans and manufacturers to distinguish their wares, Autographs, and other distinctive Patterns and Symbols that are found on collectibles. WorthPoint has developed a visual recognition feature for use on computers and iOS devices that is currently in beta and will enable users to conduct searches optically. The Company plans to use a portion of the net proceeds of this Offering to enhance the feature and develop an Android version.

The WorthPoint Library contains the digital version of almost 1,000 collectibles price guides and reference books from leading publishers on a wide range of collecting topics. It offers users the ability to do the necessary research to identify and better educate themselves on a wide array of collectibles and is an additional tool for users of the Worthopedia™ database. The Company plans to use a portion of the net proceeds of the Offering to expedite the digitizing of materials for the WorthPoint Library.

The Offering

Securities offered	Maximum of 454,545 shares of common stock
Common stock outstanding before the Offering (1)	2,136,333
Common stock outstanding after the Offering	2,590,878
Use of proceeds	The net proceeds of this Offering will be used to expand and diversify the Company’s service offerings, enhance its technology, acquire skilled personnel and repay debt incurred on behalf of the Company by its CEO and directors
Regulation CF Offering	The Company is currently conducting an offering of up to 90,909 shares of common stock in an offering under Regulation Crowdfunding (Regulation CF)

(1)	Assumes the conversion of all outstanding shares of Series A Preferred Stock into shares of common stock at a ratio of 1:1, conversion of all outstanding shares of Series A-1 Preferred Stock into shares of common stock at a ratio of 2:1 and a 1 for 6 reverse stock split immediately prior to the initial closing of our Regulation CF Offering. Excludes 370,116 shares acquirable via warrant and option exercise.

Selected Risks Associated with the Business

The Company and its business are subject to a number of risks, which are set out in more detail in “Risk Factors.” Risks include the following:

•	The Company publishes all the data in the Worthopedia™ under various license agreements.
•	The Company largely depends on one source of revenues.
•	Changes to the level of the Company’s online advertising on Google currently significantly impacts revenues.
•	The Company will use a portion of the net proceeds of this Offering to repay amounts loaned by its CEO, directors and stockholders.
•	The Company does not have a redundant infrastructure; the Company or its services providers could be hacked and data destroyed or services disrupted.
•	The Company faces significant competition.
•	The Company depends on a small management team.
•	There has been no active public market for our common stock prior to this Offering and an active trading market may not be developed or sustained following this Offering, which may adversely impact the market for shares of our common stock and make it difficult to sell your shares.

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RISK FACTORS

The Commission requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments. Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

The Company publishes all the data in the Worthopedia™ under various license agreements. Currently, historical eBay data represents the bulk of the Company’s Worthopedia™ data. The remaining data comes from other auction houses and online sources. Traditionally, data suppliers have been supportive of the Company's use of their data as it promotes their brand, creates a more knowledgeable market and complements the community. Should auction houses decide that they no longer want to license their data, this may have a negative impact on the Company. As the Company broadens both the types and sources of data available in its products, including user supplied data, it believes it will reduce its dependence on any one supplier of Worthopedia™ data.

The Company largely depends on one source of revenues. In 2015, more than 93% of the Company’s revenues came from subscriptions; specifically subscriptions granting access to the Worthopedia™ database. Between 2012 and 2015, while its revenues from subscriptions grew through price increases and integrating MAPS into the Worthopedia™, its subscriber base shrank from over 20,000 subscribers to approximately 12,000 at June 15, 2016, as the Company refocused its strategy to appeal to professionals rather than consumers. The Company attributes the majority of the subscriber loss to problems encountered with a billing service provider that they no longer use for clients acquired since November 2014 (The legacy base that remains on the old system is less than 20% of revenue and declining as a percentage every month). However, the Company will need to expand its marketing to reach more markets and better differentiate products for varying user segments.

Changes to the level of online advertising on Google currently significantly impacts revenues. Pay per click (“PPC”) has been an important source of advertising for the Company to acquire new users. While the Company believes its expertise in the components of its PPC strategy is a competitive advantage, they may not continue to be so. In addition, the cost of key words is subject to auction bidding, which may lead to increased advertising costs for this form of marketing for the Company and reduced profitability. Although part of the use of the proceeds from this Offering is to accelerate the Company’s diversification from this strategy, including via social media, it may not be successful.

The Company will use a portion of the net proceeds of this Offering to repay amounts loaned by its CEO, directors and stockholders. The Company’s CEO and one of its directors incurred approximately $122,400 in credit card debt as of December 31, 2015 making purchases on behalf of the Company. In addition, in 2016, the Company issued convertible promissory notes to the CEO, 2 of the directors and other stockholders who loaned $429,500 to the Company to cover expenses associated with this Offering as well as the Regulation CF offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Convertible Promissory Notes.” If the Company raises as little as $1 million in total proceeds from the Regulation CF Offering and this Offering, the Company will only repay the credit card debt and will not repay the $429,500 until the total raised from the 2 offerings is more than $1 million, thus allowing a majority of that $1 million to be invested in the Company’s growth.

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The Company does not have a redundant infrastructure; the Company or its services providers could be hacked and data destroyed or services disrupted. The Company relies on billing and subscription management software provided by third parties who maintain data on subscribers. While the Company does not store any customer financial information, hacking and/or data breaches of the providers’ systems could lead to material financial losses, reputational damage, and legal expenses. The Company also does not have a duplicate data center. Should the current Amazon facility used by the Company suffer an outage due to manmade or natural sources, this could materially impact the Company’s ability to operate. Part of the use of net proceeds from this Offering is to build a backup facility on the West Coast to not only build redundancy for the Company’s East Coast facility, but to also more quickly service West Coast and Asian data queries.

The Company does not store credit card information and only uses PCI compliant processors. It does its best to safeguard its systems and assets but cannot guarantee that it will be able to successfully repel future attempts to defraud the Company or hack into its customers’ data.

Unauthorized access to the Company’s records, systems, and technology will expose the Company to litigation, reputational and financial risk. WorthPoint’s operational equipment and security systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in the services and operations, loss, misuse, or theft of data. Additionally, problems faced by third party providers of the Company’s cloud-based systems could harm the Company. The Company’s insurance may not cover some or all of these risks.

The Company faces significant competition. The Company faces competition from eBay and Amazon, where users may search for historic pricing data at no cost, as well as from websites that offer free and subscription-based pricing information for collectibles, including some websites that are maintained by auction houses. The Company’s ability to compete with these sites and any future sites depends on the cost of and access to data, the breadth and depth of products and the functionality and ease of its search functions.

Competitors may be able to call on more resources than the Company. The Company operates in a highly competitive market, and many of its competitors have more resources than it does. Existing or new competitors may produce directly competing offerings. These competitors may be better capitalized than WorthPoint, which might give them a significant advantage, for example, in surviving an economic downturn where users of online subscription services reduce their discretionary spending. Competitors may be able to use their greater resources to acquire more data, or offer more free content or lower subscription prices, even to uneconomic levels that the Company cannot match.

Our assets are pledged as collateral to a lender. Under an SBA loan from Access National Bank, all of our assets are pledged as collateral on the loan. Upon the occurrence of an event of default under the loan, including failure to make payment, the lender could elect to declare all amounts outstanding thereunder to be immediately due and payable. If the bank or the SBA accelerates the repayment of the loan, we may not have sufficient assets to repay them and they may seek to enforce their security interests.  In such an event, we could experience a material adverse effect on our financial condition and results of operations.

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The Company depends on a small management team. The Company depends primarily on the skill and experience of William Seippel, its founder and CEO. If the Company is not able to call upon him for any reason, its operations and development could be harmed.

The Company is controlled by its officers and directors. William Seippel, Michael Wharton, William McAtee, Roger Ogden, James Sturgill and Peter Schleider currently hold the majority of the Company’s voting stock, and at the conclusion of this Offering will continue to hold the majority of the Company’s voting stock. Investors in this Offering will not have the ability to control a vote by the stockholders or the board of directors.

There has been no active public market for our common stock prior to this Offering and an active trading market may not be developed or sustained following this Offering, which may adversely impact the market for shares of our common stock and make it difficult to sell your shares. There is no formal marketplace for the resale of the Company’s common stock. Although the Company intends to apply for quotation of the common stock on an over the counter market, there are a number of requirements that the Company may or may not be able to satisfy in a timely manner. Even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, our common stock will not be quoted until after the termination of this Offering, if at all. Therefore, purchasers in the initial closing will be required to wait until at least after the final termination date of this Offering for such quotation. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

Over-the-counter markets have from time to time experienced significant price and volume fluctuations. As a result, the market price of shares of our common stock may be similarly volatile, and holders of shares of our common stock may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of shares of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this Offering Circular.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing stockholders and warrant-holders and assuming that the shares in this Offering are priced at $11.00 per share. It reflects all transactions since inception, which gives investors a sense of what they will pay for their investment compared to the Company’s insiders. This table does not assume the conversion into common stock of all outstanding shares of Series A and Series A-1 Preferred Stock, nor the issuance of any shares in the Regulation CF Offering. Immediately prior to the initial closing of the Regulation CF Offering, the Company will convert all outstanding shares of Series A Preferred Stock into shares of common stock at a ratio of 1:1 and all outstanding shares of Series A-1 Preferred Stock into shares of common stock at a ratio of 2:1 and effect a 1-for-6 reverse stock split.

	Dates Issued	Total Issued and Potential Shares (1)	Effective Price per Share Paid
Founding common stock	February 2007	333,333	$0.00
Restricted common stock units (2)	April 2007	38,108	0.00
GoAntiques acquisition (common stock)	October 2008	13,984	10.14
Various issuances of common stock	2009 to 2014	7,155	0.00
Series A Seed Preferred Stock	April 2007	147,425	5.46
Series A-1 (originally issued as Series B) (3)	February 2008 and 2009	503,726	10.50
Series A-1 (originally issued as Bridge note that converted into Series C and was exchanged into Series B) (3)(4)	September - October 2008	202,380	10.50
Series A-1 (Issued as Convertible Note that converted into Series C-2)(5)(6)	June - December 2009	105,321	9.42
Series A-1 (Issued as Series C-2) (6)	December 2010	255,429	10.50
Series A-1 (Issued as Series D) (7)	November 2011	191,782	10.50
Series A-1	October 2012 - July 2013	104,848	10.50
Series A-1 (Issued as Promissory Note and Convertible Note) (8)	September 2013 - July 2015	88,561	10.50
Warrants:
Guaranty and Bridge Loan	July - December 2009	144,298	0.06
Guaranty of SBA Letter of credit	April 2010 - February 2016	46,100	0.06
Bridge Note	July - August 2016	14,317	0.06
Options:		309,705	6.84
Fractional shares		(24)	11.00
Total Shares Common Stock		2,506,449	7.27
Investors in this Offering assuming $5 million raised		454,545	11.00
Total After Inclusion of this Offering		2,960,994	7.84

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(1) Potential shares are those reserved for issuance pursuant to warrants and those reserved for GoAntiques stockholders that could not be located

(2) Includes 12,500 restricted stock units that were issued but did not vest.

(3) Shares of Series B Preferred Stock were exchanged for Series A-1 Preferred Stock in September 2012 at a ratio of 1.1523 Series A-1 shares per Series B share.

(4) Shares of Series C Preferred Stock were exchanged for shares of Series B Preferred Stock in July 2009 at a ratio of 1.2397 Series B shares per Series C share.

(5) Convertible Notes issued in 2009 were converted into shares of Series C-2 Preferred Stock in December 2010 at a price of $4.0331 ($9.42 after conversion and stock split) per Series C-2 share.

(6) Shares of Series C-2 Preferred Stock were exchanged for Series A-1 Preferred Stock in September 2012 at a ratio of 1.2857 Series A-1 shares per Series C-2 share.

(7) Shares of Series D Preferred Stock were exchanged for Series A-1 Preferred Stock in September 2012 at a ratio of 1.4714 Series A-1 shares per Series D share.

(8) Promissory and Convertible Notes were converted into shares of Series A-1 Preferred Stock in July 2015 at a price of $3.50 ($10.50 after conversion and stock split) per Series A-1 share.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the Company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company, and your shares, may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (a public offering, crowdfunding round, venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the Company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

The type of dilution that hurts early-stage investors most occurs when the Company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

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•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million
•	In December the Company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the Company but her stake is worth $200,000.
•	In June 2015 the Company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the Company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the Company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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USE OF PROCEEDS TO ISSUER

The net proceeds of a fully subscribed Offering to WorthPoint, after total Offering expenses and fees to be paid to NCPS, will be approximately $4,916,250. Assuming NCPS does not introduce any investors to the company and 1,250 investors subscribe to the offering, the Company will pay NCPS and its affiliate NCIT $83,750 in the discussion below.

All non-transactional expenses of this Offering (e.g., accounting fees, legal fees, payment for printing or video production, marketing, consulting and advertising fees) will be funded from funds contributed by Will Seippel, members of the board of directors and current stockholders. Transactional costs related to the number of transactions processed or amount of money raised will be funded from proceeds of the Offering.

WorthPoint plans to use the Offering proceeds as follows:

•	Approximately $429,500 to reimburse Mr. Seippel and 2 directors for funds they and other stockholders advanced via convertible promissory notes to the Company to pay for the non-transactional expenses in this Offering and $122,400 to retire credit card debt incurred by Mr. Seippel and others on behalf of the Company;
•	Approximately $140,000 to bring accounts payable current;
•	Approximately $1.5 million for marketing and to increase advertising, including via social media;
•	Approximately $1.5 million to acquire data and to expedite digitizing materials for the WorthPoint Library; and
•	Approximately $1.5 million to expand the IT team to accelerate end user application development and to build a redundant West Coast data facility.

Although the Offering is a “best efforts” offering, the Company has decided not to conduct a first closing until at least $750,000 in investor funds has been received by the escrow agent. As such, the Company may close the Offering without sufficient funds for all the intended purposes set out above. In the event the first closing is the only closing for the Offering, then the Company estimates that the net proceeds would be approximately $737, 813, assuming a payment to NCPS of $12,188. In such an event, the Company will adjust the use of proceeds by paying credit card balances and account payables in full and dividing the remaining net proceeds among the other three uses. The Company will not reduce the amount outstanding on the convertible promissory notes issued to cover offering expenses until the total of all closings exceeds $1 million. In such an event, the Company would use the net proceeds as follows:

•	Approximately $122,400 to retire credit card debt incurred by Mr. Seippel and others on behalf of the Company;
•	Approximately $140,000 to bring accounts payable current;
•	Approximately $300,000 for marketing and to increase advertising, including via social media;
•	Approximately $100,000 to acquire data and to expedite digitizing materials for the WorthPoint Library; and
•	Approximately $75,000 to expand the IT team to accelerate end user application development and to build a redundant West Coast data facility.

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If the offering size were to be $2,000,000, then the Company estimates that the net proceeds would be approximately $1,967,500, assuming a payment to NCPS of $32,500. In such an event, the Company will adjust the use of proceeds by paying off the convertible promissory notes issued for offering expenses, credit card balances and account payables in full and dividing the remaining proceeds among the other three areas.

•	Approximately $429,500 to reimburse Mr. Seippel and 2 directors for funds they advanced to the Company to pay for the non-transactional expenses in this Offering and $ 122,400 to retire credit card debt incurred by Mr. Seippel and others on behalf of the Company;
•	Approximately $140,000 to bring accounts payable current;
•	Approximately $500,000 for marketing and to increase advertising, including via social media;
•	Approximately $500,000 to acquire data and to expedite digitizing materials for the WorthPoint Library; and
•	Approximately $500,000 to expand the IT team to accelerate end user application development and to build a redundant West Coast data facility.

The Company reserves the right to change the above uses of proceeds if management believes it is in the best interests of the Company.

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THE COMPANY’S BUSINESS

Overview

WorthPoint was established in 2007 to change the market for collectibles by bringing the power of technology to identifying, researching and valuing collectibles via its website www.worthpoint.com. The Company is currently operational, producing revenue and profitable, after accounting for one-time items. However, the Company continues to invest more than its cash flow from operations on building its database.

Principal Products and Services

Current products

The Company currently has 3 principal products that it sells by subscription.

•	The Worthopedia™ price guide is a searchable database that provides access to sales records on more than 300 million items from online marketplaces and auction houses from around the world. WorthPoint is not a marketplace nor does it sell any of the items that appear in Worthopedia™.

•	MAPS is an online resource for investigating’ Marks, the identifying marks or impressions used by artisans and manufacturers to distinguish their wares, Autographs, and other distinctive Patterns and Symbols that are found on collectibles.

•	The WorthPoint Library contains the digital version of over 1,000 collectibles price guides and reference books from leading publishers on a wide range of collecting topics. It offers users the ability to do the necessary research to identify and better educate themselves on a wide array of collectibles and is an alternative historical source of pricing information for in the Worthopedia™ database.

Other products and services

At the beginning of 2016, as part of its community-building efforts, the Company launched its reseller and affinity groups. WorthPoint offers users the opportunity to act as a reseller of its products. Resellers may offer their customers a discount on WorthPoint products and earn commissions when their customers subscribe. Resellers will also have the ability to download and distribute WorthPoint product information and to use the WorthPoint logo together with “Reseller Representative” on business cards. To date, 34 resellers have signed up for the program. The affinity program, WorthPoint Partners, offers subscribers discounts on the services of businesses and professionals working in the world of art, antiques and collectibles.

The Company also makes its pricing database available through the Priceminer® interface which is used by public libraries and sold by Gale, Cengage Learning. In 2015, revenue from Priceminer® subscriptions represented less than 5% of the Company’s total revenues.

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Products in development and future products

WorthPoint has implemented a visual recognition feature to enable users to conduct searches optically from its desktop solution. Additionally the Company has an optical search feature running in beta in MAPS for use on iOS devices. The Company plans to use a portion of the net proceeds of the Offering to complete the second phase of implementation to enhance the feature and develop an Android version. Once the feature is fully operational, the Company plans to charge users an additional subscription fee for its use.

The Company plans to commence developing visual recognition for Worthopedia™ in 2017. Other features slated for development include enabling users to submit data directly into the Worthopedia™, the WorthPoint Library, and MAPS.

Subscriptions

Over 93% of the Company’s revenues during 2015 came from recurring subscription revenues. Subscribers are offered the opportunity for a subscription trial for the shorter of 7 days or 7 searches before converting into a paid subscription.

The current subscription options are

•	Access solely to the Worthopedia™ price guide,
•	Access to MAPS and the WorthPoint Library, and
•	Combinations of parts or all of the above.

As of September 1, 2016, the Company primarily offers monthly and annual subscriptions at the following non-promotional, non–discounted price points:

	Worthopedia™	MAPS & Library	Combined Access
Monthly	$19.99	$32.99	$49.99
Annual	$199.99	$356.99	$539.99

The Company also runs seasonal promotions that offer discounts to some of its subscription prices. Additionally, it offers quarterly packages and special combinations from time to time.

The Company plans to roll out an additional tier of subscription products targeted at homeowners during the fourth quarter of 2017. These products are referred to internally as the “Feather Lite” product line. The Feather product line will be geared toward subscribers who need access to less overall data than is available in the current offerings or is targeted at a particular category segment, such as “Coins”. It is not currently anticipated the Feather suite of products will include the visual recognition feature that the Company is perfecting.

There can be no assurance as to when or whether the Company will implement subscription pricing changes for visual recognition or for the Feather products.

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At August 31, 2016, the Company had approximately 12,000 total subscribers. The Company does not currently categorize its subscribers between professional and homeowner and is not able to predict whether or how many of its customers may convert to the Homeowner Feather subscription.

Advertising Revenues

The Company derives the remainder of its revenues from advertising that appears on its website. Advertising is typically priced on a CPM (cost per thousand) basis; this is the price an advertiser pays for every 1,000 impressions of their ad. CPMs vary based by sales channel and ad product.

The Company sells ads through a number of agencies, offering banner, skyscraper and page bottom ads.

The Company plans to phase out advertising as a source of revenue. It plans, however, to continue to run ads for auction houses in exchange for provision of data and for other product partners.

Technology

The Company uses desktops and laptops and a variety of PaaS and SaaS tools in developing its services, including Amazon Web Services based in the United States for hosting.

Market

WorthPoint was founded in 2007 to bring transparency to identifying, researching and valuing the global antiques, art and collectibles markets through the use of technology. WorthPoint believes that these markets together are approaching $500 billion in annual sales. Collectibles include fine art, antiques, coins, stamps, toys, glassware, folk art, memorabilia and thousands of other categories of items. These classes of items represent hidden value in many homes, often unknown to their owners, inheritors or even those people responsible for administering estates. Since its founding, the Company believes interest in collectibles has grown as programs such as Antiques Roadshow, Cash in the Attic and Pawn Stars have grown in popularity.

Competition

WorthPoint’s strategy has been to develop a database that reflects the wide variety of items that its users find in their homes. The Company competes with a number of different types of websites that offer the ability to search for historic price data and/or the ability to conduct research. Some of these sites focus on niche categories of collectibles, such as fine art, jewelry or ceramics, and have limited amounts of data compared to the Company. Others are not specifically organized as research sites, but have recent information that may be used to conduct research, particularly in one-off instances. These competitors may be grouped as follows:

•	Research sites focused on collectibles that offer access to subscription databases, such as kovels.com, marks4antiques and P4A.
•	Sites maintained by or on behalf of auction houses such as Invaluable, ArtNet, LiveAuctioneers and Proxibid, which display current auctions and maintain free and subscription databases of prices from historic auctions.
•	Online sales sites that may sell collectibles and maintain a database of recent (up to 3 months old) sales prices at no cost to subscribers, such as eBay and Amazon.

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In addition, some of the Company’s data providers offer subscriptions to search some of the same data that WorthPoint licenses, which may attract subscribers, particularly merchants of collectibles, who would otherwise use WorthPoint’s services. WorthPoint believes that none of these competitors offers the breadth of data or the range of research functionality that it provides.

Suppliers

In order to develop its Worthopedia™ database, the Company licenses all the pricing data in the Worthopedia. Data from eBay represents the bulk of the current data stored in Worthopedia™. The Company also obtains data from other auction houses and online sources. Auction houses and other data providers have been supportive of the Company's use of their data as it promotes their brand, creates a more knowledgeable market and complements the community. As the Company broadens both the types and sources of data available in its products, including user supplied data, it believes it will reduce its dependence on any one supplier of Worthopedia™ data.

The Company builds the databases for MAPS and the WorthPoint Library by using data in the public domain or entering into copyright agreements when necessary to secure data derived from copyrighted works.

Billing and Payment Processors

The Company currently uses three companies to bill and process subscription payments, Zuora, Avangate and Cybersource. The Company moved its billing and processing to Zuora in 2014 and is transitioning processing from Avangate to Zuora. It expects to transition all subscriptions to the Zuora platform over time but does not have a set plan to migrate the currently active subscriptions in Avangate. Cybersource represents less than one-half of one percent of billing processing.

Research and Development

Since inception, the Company has invested over $10 million to develop its database and the algorithms underlying its search engine.

Employees

WorthPoint currently has eight full time employees, and has not entered into employment agreements with any of its employees.

The Company employs the services of 7 independent contractors in Romania to develop end user applications and data content. The Company also employs 3 independent contractors in the United States to input data, including digital images, maintain the database and focus on search engine optimization and internet marketing.

Intellectual Property

The Company has applied for a patent covering the systems and methodology underlying its MAPS visual recognition feature. Mr. Seippel has assigned to the Company all rights he has in this intellectual property.

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The Company has registered a number of trademarks, including for its logo and for WorthPoint, WorthPoint Library and Worthopedia™.

Litigation

The Company is not currently involved in any litigation.

THE COMPANY’S PROPERTY

WorthPoint currently leases its premises and owns no significant plant, property or equipment. The Company’s office space in Atlanta, Georgia serves as its headquarters. All WorthPoint employees in Georgia work from this location.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results

WorthPoint was founded in April 2007 and began generating minimal revenues in November 2007. The Company has generated revenues in each fiscal year since its inception. Early revenue was primarily advertising based. In the fall of 2008, the Company moved to a subscription-based revenue model. It first collected subscription fees for access to its database in April 2009. The Company was profitable in 2014 and 2015 after adjusting for one-time items, and continues to invest more than its cash flow from operations on building its database.

Subscriptions revenues represent over 93% of the Company’s revenues in 2015. The Company collects these revenues directly for those subscribers enrolled via software it licenses from Zuora. In December 2013 the Company commenced a contract with Avangate to provide billing services and installed Avangate’s billing system on its site to process all new subscriptions. In March 2014, the Company migrated its installed customer base to the Avangate system. Avangate onboarded subscribers and processed and collected monthly and annual subscription payments on behalf of the Company. Given poor performance of the system and notable subscriber attrition attributable to subscribers’ frustration with using the Avangate system, the Company in November 2014, entered into a contract with Zuora to provide billing services for all new subscribers and, eventually, all continuing subscribers. The Company continues to use Avangate to collect subscription revenues for those subscribers who were successfully on-boarded or renewed using Avangate’s system, but expects that those subscribers will migrate to Zuora as they change subscriptions or billing information, which would prompt the need to re-authorize them.

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

Revenue

Total revenue was $1.404 million in the six months ended June 30, 2016 compared to $1.437 million in the six months ended June 30, 2015, a decrease of approximately $33,000 (2.3%). Revenue for WorthPoint’s core products was up just over 2%, or almost $28,000 to $1.286 million in 2016 compared to $1.258 million in 2015, as the Company began to see the benefits of its new billing system and credit card processor. As discussed in the year over year results below, the Company was negatively impacted by the migration of its customer base to Avangate and has only recently grown the base on its new system to a level that allows it to grow faster than the attrition it experiences from the customers still based on Avangate. Other revenue streams decreased by approximately $61,000. This decline in revenue was attributable to the sale of GoAntiques in May 2015, which provided approximately $26,000 in revenue in 2015 versus no revenue in 2016, an $18,000 decline in ad revenue due to the continued effort by the Company to deemphasize such revenue on the site, and an approximately $17,000 decline in other revenue related to library sales and other legacy products.

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Cost of Revenues

Cost of revenues for the first six months of 2016 grew by almost 17%, from $433,398 in the first six months of 2015 to $506,201 in 2016. Management had reduced these costs as low as practical in response to the negative impact of the billing system. With the new billing system showing improved metrics, the Company began to expand its spending on databases and adding image recognition, imaging and redundancy. Management expects this growth will continue for the foreseeable future as the Company invests in new data products. In addition, the cost of maintaining two billing systems added to the cost base.

Gross Margins

Gross margins as a percentage of revenue decreased from 69.8% in the first six months of 2015 to 63.9% in the first six months of 2016. This resulted in a total dollar decrease of approximately $106,000 year-over-year. The decrease was partially due to the drop in revenue, which started to grow again in December 2015 coupled with increasing cost amortization of the Company’s content database. As the Company introduces new products, enhanced content, and the reseller program, management expects to see some leverage on cost of revenues and an increase in gross margin.

Cash Flow

In the last two years, the Company has generated cash flow from operations. However, the Company invested more into building its database and improving its product offering than it was able to generate through operations. To date, the Company has financed these investments as discussed below in “—Liquidity and Capital Resources.” The Company is close to cash flow breakeven and in March 2016 its lender granted an increase of $50,000 on its line of credit to use as needed.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Revenue

Total revenue was $2,820,115 in 2015 and $3,417,077 in 2014, a decrease of $596,962 (17%). The decrease in revenues was primarily due to the continued impact of subscriber attrition due to Avangate system performance issues. During 2015, the Company moved as many subscribers as possible to the Zuora system. At the end of 2015, approximately 45% of the Company’s subscribers were still on Avangate and they comprised approximately 34% of revenue. As the percentage of legacy subscribers on Avangate continues to decrease, the Company believes it will have a diminished impact on its performance. By the end of 2015, the rate of subscriber growth on Zuora began to exceed the rate of decline on Avangate. In addition, the Company sold certain assets of GoAntiques in May 2015.  The Company received minimal revenues from GoAntiques in all 12 months of the prior year.

Advertising revenue was $152,441 at the end of 2015 and $239,882 at the end of 2014, a decrease of $87,441 (36%). This is due to the continued overall decrease in the PPC rate that advertisers were willing to pay for passive advertising, as well as the Company’s continued strategy to reduce its focus on advertising revenue in favor of a focus on generating more recurring subscription revenue.

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Cost of Revenues

Cost of revenues decreased 6.4% from $882,039 in 2014 to $825,478 in 2015. Management believes it has reduced these costs as low as practical and that costs going forward will trend upwards as the Company continues to expand the database and add image recognition, imaging and redundancy.

Gross Margins

Gross margins as a percentage of revenue decreased from 74.1% in 2014 to 70.7% in 2015. This resulted in a total dollar decrease of $ 540,401 year-over-year. The decrease was primarily due to the drop in revenue, which started to grow again in December 2015 coupled with increasing cost amortization of the Company’s content database. As the Company introduces new products, enhanced content, and the reseller program, management expects to see some leverage on cost of revenues and an increase in gross margin.

Cash Flow

In the last two years, the company has generated cash flow from operations. However, the company invested more into building its database and improving its product offering than it was able to generate through operations. To date, the company has financed these investments as discussed below in “—Liquidity and Capital Resources.” The Company is close to cash flow breakeven and in March 2016 its lender granted an increase of $50,000 on its line of credit to use as needed.

Operational Statistics

Since its introduction in December 2015, almost 300 customers, including international accounts in Korea and the United Kingdom, have subscribed to the expanded business subscription, representing 2.5% of the Company’s customer base. With the new products we have increased the average monthly yield from our Zuora customers by almost $2.00 each.

Over 1.5 million visits per month are made to the site and WorthPoint has rolled out a number of site updates since the December 2015 launch of the expanded business subscription and management believes that they are being well received. Specifically, the take rate of customers for a paid product after the 7-day trial is now approaching 65% compared with just over 50% in prior years. Annual subscribers are renewing at a rate of more than 80%. In addition, time spent on the site is up, bounce rate (the percentage of visitors that leave our site after viewing only one page) is down and number of pages viewed per session is higher, leading us to believe that subscribers and visitors like what they see and are using the site more than in the past.

Liquidity and Capital Resources

SBA Credit Facility

On April 29, 2011, the Company entered into an SBA guaranteed term credit facility with Access National Bank for up to $832,000 with a variable interest rate of prime +2.75%. At June 30, 2016, the outstanding balance on the loan was $470,236. The credit facility has a 10-year term, is secured by the Company’s business assets and a property in Maine owned by the CEO. The note is guaranteed by the CEO and one other board member.

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Convertible Promissory Notes

In August 2016, the Company offered convertible promissory notes under Rule 506(b) of Regulation D to officers, directors and preferred stockholders for the purpose of raising up to $500,000 to help the company satisfy its short term financing needs, including to pay for offering-related expenses. The Company will use net proceeds from this Offering to retire these notes, in whole or in part, once it receives net proceeds in excess of $1 million in combined proceeds from the Regulation CF Offering and this Offering.

Related Party Advances

From time to time during the years ended December 31, 2015 and 2014, the Company received advances in the form of credit card usage from related parties for short-term working capital. At December 31, 2015 and 2014, amounts outstanding under related party advances totaled $122,400 and $111,972, respectively, and are included in the accompanying consolidated balance sheets. The Company intends to use a portion of the net proceeds of this Offering to pay off these balances. See “Use of Proceeds to Issuer.”

The current term note and working capital line from the SBA are secured by the CEO’s house in Maine as well as a guarantee by him and one other director. The only compensation for the use of the collateral is warrants. Over the past 2 years, the Company has issued 82,300 warrants for use of the collateral on the term note and 12,000 warrants for use of collateral on the line of credit. No more warrants are due for the collateral on the term loan. The Company will issue 6,000 warrants each year that the line of credit is outstanding and the collateral remains in place. The warrants are to buy common stock at a price of $0.01 ($0.10 post split per share), vested immediately and have a 10-year expiration date.

A significant portion of the non-transactional expenses of this Offering and the Regulation CF offering (e.g., accounting fees, legal fees, payment for printing or video production, marketing, consulting and advertising fees) will be funded from funds contributed by Will Seippel, members of the board of directors and current stockholders.

A majority of the funding in the last 2 years for WorthPoint has been supplied by members of the board. Other than the items discussed above, all debt has been converted into Preferred Stock that will be converted into common stock immediately prior to the initial closing of the Regulation CF Offering.

Issuances of Common and Preferred Stock

In 2014 and until February 2015, the Company funded operations by continuing to issue a promissory note that had originally been approved by the board of directors in September 2013. As of February 2015, $587,500 in principal amount of promissory notes was outstanding. The board of directors voted to convert the promissory notes into Series A-1 Preferred and to offer an additional $250,000 in convertible notes. On July 31, 2015, the board of directors voted to convert the total outstanding indebtedness of $837,500 plus interest of 10% per annum into Series A Preferred at $3.50 per share ($10.50 per share post conversion and stock split). All shares were issued under Rule 506(b) of the Regulation D to existing stockholders of the Company.

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Trend Information

The Company monitors, compiles and analyzes daily key performance indicators (KPI’s) via the internet from various reports, including Google Analytics as well as Zuora and Avangate billing reports. The management team reviews these on daily, weekly or monthly bases and makes adjustments to the business as necessary. While these reports contain numerous statistics, the following is a synopsis of the ones that management believes are the most relevant to its business:

Site Unique User Visits (SUUV’s). This measure has been relatively constant since April 2016 and running at 46,000 SUUV’s per day. This number was negatively impacted in April 2016 and had been approximately 20% higher in the preceding year. The Company attributes this change in April to changes in Google algorithms, which essentially measure how Google ranks internet pages for user searches.

Average visits per day that a user makes to the site is another KPI. This statistic has gone from 1.07 to 1.09 visits per day over the last 18 months. This indicates the frequency a user returns to the site and an increasing number is viewed as a positive trend.

Average User Time on Site, the time a user spends on the site in a session, has increased over the last 18 months from approximately 105 seconds to 120 seconds, an increase of 14%. The Company believes this increase is due to both marketing efforts in attracting the proper persons to the site and educating them on the depth of the site. Additionally, the Company has increased the frequency of site updates that impact usability and merged the MAPS product into the WorthPoint website.

Conversion rate of site visitors into paying subscribers. This statistic indicates the percentage of users on the site that convert into paying customers. With the Company’s prior billing system Avangate, the Company averaged a conversion rate of .07% prior to moving to the Zuora billing system in November 2014. Prior to moving to the Avangate system the conversion rate had been slightly over 0.1%. Since moving to the new Zuora billing platform the Company has been able to significantly increase the conversion rate and this has increased to as high as .185% in 2016 and averaged .136% over the most recent week in September.

Total paid Subscribers. As noted, the Company’s ability to retain subscribers had been adversely impacted by the implementation of the Avangate billing system that was implemented in November 2013. In April 2014 the Company realized that it could not compel Avangate to make the necessary changes to its system and replaced it with Zuora in November 2014. The Company lost a significant number of customers over that period. Total paying customers on January 1, 2015 were 13,048. As of September 27, 2016, paying customers totaled 12,177. 73% of these were billed from the Zuora system. The gains of subscribers in the Zuora system are now keeping pace with losses in Avangate due to the reduced Avangate base and higher conversion rates the Company has experienced with Zuora. The Company has also demonstrated the positive impacts of marketing on growing the subscriber base and has seen returns as high as 200% a year on its advertising expenditures. The Company has also demonstrated that the average user billed via Zuora is willing to pay a significantly higher price per month than the average user billed via Avangate. In the most recent month the average billed per customer on Zuora was $20.66, compared to $13.94 on Avangate. The blended rate was $17.97. This is an increase of $1.75 from September 2015. The average Zuora subscriber bill has risen 30% above what an average Avangate customer was billed at the time of the cutover of billing systems in November 2014. The Company believes this is due to a number of factors including customers’ satisfaction with the site, billing product customer service and the Company’s focus on business users and the relevancy of the MAPS product to them.

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Lastly, the Company focuses on the length of customer contracts as a KPI of satisfaction. Since January 2015 the number of customers on multi-period contracts has increased from 15% to 17.4% of the base. The 2.4 percentage increase in the base has been in the sales of annual contracts. WorthPoint believes that this is a good indication of the user satisfaction and belief in the product.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office
Executive Officers:
William Seippel	CEO	60	From 2007
John Hale	SVP Finance	53	From 2014
Antoine Lyseight	CTO	37	From 2012

Directors:
William Seippel	Chairman	60	From 2007
Pete Schleider	Board Member	59	From 2007
James Sturgill	Board Member	75	From 2007
William Neal McAtee	Board Member	53	From 2009
Michael Wharton	Board Member	56	From 2012
Rodger Ogden	Board Member	71	From 2012

William Seippel, CEO and Chairman

Will founded the Company in 2007 and has over 25 years of financial and operational experience. He has been involved in successfully negotiating over 20 acquisitions in his career and played a leading role in structuring complex transactions that have raised $5 billion in capital, including two that received the prestigious Institutional Investor Deal of the Year Award. He has also served as a consultant to various boards of directors on mergers and acquisitions and strategic business and financial planning. Prior to founding WorthPoint, Will served as Chief Financial Officer and also managed a number of technology business development and marketing roles at MIVA, AirGate PCS, Digital Commerce Corporation, Global Telesystems Groups, Haliburton/Landmark Graphics Corporation. Will has a Masters in Business Administration degree from American University. He received a Bachelor of Science degree from George Mason University.

Antoine Lyseight, CTO

Antoine joined WorthPoint in September 2012 and is a veteran information technology leader in software development and product delivery, systems integration, point-of-sale, and e-Commerce.  Just prior to WorthPoint, he worked as a consultant on a project at IHG. From 2008 until 2012, he worked as CTO at Dominovas Energy Corp. He also has experience with other Fortune 500 companies, as well as many other growth-phase companies and technology startups. He is a graduate from both Georgia Tech and Georgia State University.

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John Hale, SVP Finance

John joined WorthPoint in January 2014.  He has been a licensed CPA for over 20 years, with experience in managing the finance and accounting infrastructure of companies in various start-up and growth modes, raising more than $100 million in equity financing.   In 2013, he served as Corporate Controller for SCIenergy, Inc. in Atlanta.  In 2012, he was Chief Financial Officer of the Atlanta Botanical Garden, Inc.  In 2011, he was the Finance and Accounting Director for Renmatix, Inc.  He has a B.S. in Accounting from the University of Alabama.

Pete Schleider, CFA, Director

Pete has spent his entire working career in the investment business. From 1983 to 1987 he was a hardware and software analyst with L.F. Rothschild, Unterberg, Towbin. From 1987 to 1997, Pete was a partner of Wessels, Arnold & Henderson, an investment banking firm in Minneapolis, MN focusing on technical software. In 1998, he founded Matrix Capital Management, a hedge fund focused on technology investments. Since 1998, he has been investing his own money as part of RKB Capital, L.P. In 2001, he and Scott Bedford started Peninsula Technology Fund, L.P. He has a Bachelor of Arts from Trinity University in History and Economics, and holds the Chartered Financial Analyst professional designation from the CFA Institute.

Jim Sturgill, Director

Jim is Founder and CEO of Sturgill & Associates, a full service CPA firm he founded in 1963 with multiple locations surrounding the nation’s capital. His firm provides tax, assurance and advisory, and information technology services to a diversified client base of established and emerging growth companies in the high technology sector.

William N. McAtee, Director

Neal has been immersed in the financial world for 25 years. Since 2009, he served as portfolio manager at Reliant Investment Management, LLC. Earlier in his career, he was a founder and managing member of Red Rock Partners, LLC, as well as general partner and investment manager for Red Rock Fund, LP. Neal was a managing director at Morgan Keegan, working as an equity analyst, when he was recognized five times as a Wall Street Journal All-Star Analyst for his stock-picking ability. From December 2010 to December 2013, Neal served as WorthPoint’s interim CFO.

Neal earned a bachelor’s in mathematics and economics from Rhodes College and a master’s in business administration with a concentration in finance and accounting from the Owen Graduate School of Management at Vanderbilt University. He has held the Chartered Financial Analyst professional designation from the CFA Institute since 1992.

Roger Ogden, Director

Roger is currently an independent media consultant. Until 2007, Roger was the head of Gannett Broadcasting. Prior to that he was senior vice president of Gannett Broadcasting and president and general manager of KUSA-TV in Denver, where he began his Gannett career in 1967. He has worked at WLKY-TV in Louisville, KY, when it was owned by Gannett, and at a non-Gannett station in Denver. Roger spent two years with NBC as president and managing director of NBC Europe.

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Michael Wharton, Director

Mike Wharton joined the WorthPoint board in May 2012. Mr. Wharton currently serves as president of McVean Trading & Investments, LLC, having joined at its inception in 1986, and over the last 10 years has become one of the firm’s top traders and leading authorities on the livestock and grain markets. Mike is also the managing member of Wharton Asset Management LLC, a commodity-trading advisor, which was established in 2012. Originally from Nebraska, Mike literally grew up in the cattle business.

Under a National Futures Association (“NFA”) order dated April 13, 2015, NFA settled complaints against McVean Trading & Investments and certain of its other employees and against Wharton Asset Management and Mike Wharton that alleged that each firm failed to enact required recordkeeping procedures and that the McVean employees and Mike failed to diligently supervise McVean Trading & Investments and Wharton Asset Management’s respective operations. McVean Trading & Investments and Wharton Asset Management paid fines in the amounts of $625,000 and $105,000, respectively.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2015 the Company compensated its three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
William Seippel	CEO	$133,043	$2,668	$135,711
Antoine Lyseight	CTO	$158,880	$3,641	$162,521
John Hale	SVP Finance	$111,651	$520	$112,171

For the fiscal year ended December 31, 2015, we paid our directors as a group $138,042.86. In addition, the Company awarded 98,251 options to the directors. Both the paid amount and the stock awards are inclusive of the amounts paid to Will Seippel. There are 6 directors in this group.

Equity Incentive Plan

The Company maintains a 2007 Equity Incentive Plan, which provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the employees of the Company and its affiliates, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, or restricted stock units to employees, service providers and directors of the Company and its affiliates. The plan is effective through April 2017. The board of directors is the administrator of the plan.

 A total of 2.3 million shares of common stock have been reserved under the plan and stock options for the purchase of 1,858,232 shares of common stock are outstanding under the plan.

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The exercise price of options granted under the plan must at least be equal to the fair market value of the Company’s common stock on the date of grant. The term of an option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding stock, the term on an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. Payment of the exercise price of an option is by cash or certified check, or by any other means set forth in the participant’s award agreement that is consistent with applicable laws, regulations or rules. If a participant’s service terminates other than due to his or her retirement, death or disability, the participant may exercise the vested portion of his or her award by the earlier of (i) the expiration date of the award, (ii) the date six months after the termination date (three months in the case of an incentive stock option), or (iii) the date of the participant's termination in the event the participant's employment is terminated on account of fraud or intentional misrepresentation, or embezzlement, misappropriation or conversion of assets or opportunities of the Company or its affiliates. Upon the retirement of an employee or director, the participant may exercise the vested portion of his or her award by the earlier of (i) the expiration date of the award or (ii) the expiration of (a) twelve months after the retirement date in the case of an award other than an incentive stock option award and (b) three months after the retirement date in the case of an incentive stock option. If an individual’s service terminates due to the participant’s death or disability, the option may be exercised by the earlier of (i) the expiration date of the award or (ii) the later of (a) the first anniversary of termination of service as a result of disability or death or (2) the first anniversary of such person's death if it occurs during a retirement or disability period

Award recipients may only transfer awards in limited circumstances, including by will or the laws of descent and distribution or by domestic relations order.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

The following table sets out, as of October 31, 2016, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of the Company’s voting securities, or having the right to acquire those securities. The table assumes that

•	a reverse stock split of 1 for 6 and all shares of Series A and Series A-1 Preferred Stock are converted to shares of common stock immediately prior to the first closing of the Regulation CF Offering;
•	all restricted stock units and options have vested; and
•	all outstanding promissory notes are repaid with net proceeds of the Offering, and issuance of the attached warrants

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common stock	William Seippel	518,293	141,758	22.3%
Common stock	Pete Schleider (1)	323,099	13,666	11.4%
Common stock	James Sturgill	17,476	12,541	1.0%
Common stock	William Neal McAtee (2)	164,863	27,047	6.5%
Common stock	Michael Wharton (3)	361,927	12,166	12.6%
Common stock	Rodger Ogden	15,977	4,500	0.7%

(1)	Includes 321,432 shares owned by RKB Capital, a fund over which Mr. Schleider exercises control.

(2)	Includes 102,695 shares owned by Red Rock Fund, LP, a fund over which Mr. McAtee exercises control and 8,095 shares held in the name of Amy H McAtee, the wife of Mr. McAtee.

(3)	Includes 66,666 shares held in the name of a generational trust that Mr. Wharton disavows ownership of and control over.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” for a discussion of related party transactions.

28

SECURITIES BEING OFFERED

General

The Company is offering up to 454,545 shares of common stock.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of WorthPoint’s certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of WorthPoint’s common stock, you should refer to the certificate of incorporation and bylaws and to the applicable provisions of Delaware law.

As of September 30, 2016, the Company’s authorized capital stock consists of 11,800,000 shares of common stock, 884,500 shares of Series A Preferred Stock and 4,956,142 shares of Series A-1 Preferred Stock.  Immediately prior to the initial closing of the Regulation CF Offering, the Company will convert all outstanding shares of the Series A Preferred Stock into shares of common stock at a ratio of 1:1 and all outstanding shares of the Series A-1 Preferred Stock into shares of common stock at a ratio of 2:1, then effect a reverse stock split of 1 for 6.  As a result, immediately following completion of this Offering, the Company’s authorized capital stock will consist of 2,590,878 shares of common stock and an additional 370,116 shares in the form of options and warrants.   As of September 30, 2016, prior to the conversion of the Preferred Stock to common stock, the reverse stock split, and the first closing of this Offering, one beneficial owner, Will Seippel held 2,091,599 outstanding shares of common stock and 648,241 shares of Series A and Series A-1 Preferred Stock representing 32.4% of the outstanding capital stock of the Company. On a fully diluted basis, he owns 33.5% of the Company.

Common Stock

Dividend Rights

Holders of common stock are entitled to receive dividends and other distributions of cash, property, or shares of stock of the Company as may be declared by the board of directors from time to time with respect to the common stock out of assets or legally available funds. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this Offering or in the foreseeable future.

Voting Rights

Each holder of the Company’s common stock is entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of the Company, the holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the Company and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of non-voting stock.

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Rights and Preferences

Pursuant to the Third Amended and Restated Investors’ Rights Agreement dated December 13, 2010, the Company granted holders of its preferred stock the right to invest up to their pro rata share of any equity securities that the Company may issue, which gives them the right, but not the obligation, subject to certain exceptions, to invest in this Offering.  Among other circumstances, the contractual preemptive right does not apply if the Company receives notice in writing from the holders of a majority of outstanding shares of preferred stock that they waive such rights.  The Company intends to seek a waiver of the application of these rights to this Offering and the Regulation CF Offering.  Unless the rights agreement is amended, the holders of preferred stock will continue to have preemptive rights with respect to those shares of common stock that they receive upon conversion of the shares of Series A and Series A-1 Preferred Stock.

The rights, preferences and privileges of the holders of the Company’s common stock are subject to and may be adversely affected by, the rights of the holders of shares of any classes of preferred stock that the Company may designate in the future.

PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering up to 454,545 shares of common stock on a “best efforts” basis.

In addition to the cash offer, we are offering to exchange shares in this Offering for shares held by investors in the Regulation CF offering that we closed in XXXX 2016. Pursuant to the terms upon which those investors invested, they need do nothing to tender their shares into the exchange. They will receive shares that are not subject to the Regulation CF transfer restrictions. They will also benefit from the more expansive ongoing disclosure requirements applicable to Regulation A offerings. We are effecting this exchange in order to simplify our ongoing reporting requirements. We will receive no cash from this exchange offer.

NCPS will publicly market the Offering using general solicitation through methods that include emails to potential investors, online advertisements, and press releases. The Company will use its existing website, www.worthpoint.com, blogs, and other social media to provide notification of the Offering. Persons who desire information will be directed to a landing page describing the Offering and operated by the Company.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website, on a landing page that relates to the Offering.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, disclose that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act of 1933, as amended.

The Kingdom Trust Company (“Kingdom Trust”), a non-depository trust company, registered and regulated in the state of South Dakota as a non-depository trust company, will serve as escrow agent in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended. Investor funds will be held in a segregated bank account at an FDIC insured bank pending closing or termination of the Offering. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this Offering or deliver checks made payable to “TKTC/WorthPoint Escrow Account,” which will be promptly deposited into such escrow account no later than noon the next business day after receipt. The Company may terminate the Offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

30

The Company has engaged NCPS, a broker-dealer registered with the Commission and a member of FINRA, to perform the following functions in connection with this Offering:

•	qualify investors, including, but not limited to, conducting Know Your Customer, OFAC checks, AML compliance, and suitability reviews;

•	gather additional information or clarification from prospective investors, working as necessary with the Company and/or its agents;

•	provide the Company with prompt notice for subscriptions that cannot be accepted; and

•	transmit the subscription information data to Computershare, the Company’s transfer agent.

As compensation for the services listed above, the Company has agreed to pay a 1.5% commission on the amount invested by investors not solicited by NCPS, a 7% commission on the amount invested by investors solicited by NCPS and a $5.00 fee in connection with each investor qualification. The Company has paid NCPS a $5,000 retainer for its services. The Company has agreed to pay NCIT, an affiliate of NCPS, $500 per month for technology to support the Offering. The Company has agreed to pay $500 to Kingdom Trust to set up the escrow account.  It is anticipated that NCPS’s activity on behalf of the Company will be conducted by registered representatives, and a portion of the sales commission received by NCPS will be paid to those registered representatives.

The Company has also agreed to issue to NCPS warrants to purchase a number of shares of Common Stock equal to 1% of the total number of shares purchased by all investors whether or not solicited by NCPS. The warrants will have an exercise price equal to the price per share paid by investors and be exercisable for 7 years. The warrants will expire on the date that is 7 years after the issue date, or the date that is 5 years from the qualification of the Offering Statement by the Commission.

The warrants and the shares of Common Stock underlying the underwriter’s warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. NCPS, or its permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the warrants or the shares of Common Stock underlying the warrants, nor will NCPS, or its permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying shares of Common Stock for a period of 180 days from the qualification date of the Offering statement, except that they may be transferred, in whole or in part, by operation of law or by reason of the Company’s reorganization, or to any solicitation agent or selected dealer participating in the Offering and their officers or partners if the NCPS’s warrants or the underlying shares of common stock so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The warrants will provide for adjustment in the number and price of the warrants and the shares of common stock underlying the warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by the Company.

Computershare, Inc. will serve as transfer agent to maintain stockholder information on a book-entry basis.

31

Investors’ Tender of Funds and Return of Funds

After the Commission has qualified the Offering Statement, and NCPS has satisfactorily completed due diligence, the Company will accept tenders of funds to purchase the common stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), and may choose to hold the first closing after the escrow agent has received $750,000. Upon closing, funds tendered by investors will be made available to the Company for its use. The Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) [date], 2017, the date that is twelve months from the date this Offering Statement is qualified by the Commission or (3) the date at which the Offering is earlier terminated by the Company in its sole discretion.

In the event that the Company terminates the Offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Securities Exchange Act of 1934. The escrow agent has not investigated the desirability or advisability of the investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares.

In order to invest you will be required to subscribe to the Offering via the Company’s website or via 99funding.com and agree to the terms of the Offering and the subscription agreement.

The funds tendered by potential investors will be held by the escrow agent, and will be transferred to the Company upon each closing or returned to the investors as discussed above. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part.

In the event that it takes some time for the Company to raise funds in this Offering, the Company will rely on income from sales, credit available under its existing credit facility, which it is negotiating to increase and cash on hand. If necessary, the Company will also match revenues with expenses to cover any shortfall in operational cash flow.

32

Worthpoint Corporation

33

INDEPENDENT AUDITORS’ REPORT

To Board of Directors and Stockholders

WorthPoint Corporation

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of WorthPoint Corporation (the “Company”) which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Worthpoint Corporation as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ dbbmckennon

Newport Beach, CA

September 30, 2016

WORTHPOINT CORPORATION

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND 2014

	2015	2014
Assets
Current assets:
Cash	$92,379	$76,366
Accounts receivable	97,508	132,173
Other current assets	54,817	26,431
Total current assets	244,704	234,970

Property and equipment, net	4,126	21,122
Intangible assets, net	2,257,529	2,143,541
Other assets	24,842	14,310
Total assets	$2,531,201	$2,413,943

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$276,968	$292,696
Accrued liabilities	10,713	77,768
Deferred revenue	204,331	176,198
Related party advances	122,400	111,972
Note payable - current	97,236	82,652
Total current liabilities	711,648	741,286

Line of credit	150,000	133,007
Note payable - long term, net of current portion	428,511	525,252
Convertible debt - related parties	-	537,500
Total liabilities	1,290,159	1,937,045

Commitments and contingencies (Note 6)	-	-

Stockholders' Equity:
Preferred Series A, $0.001 par value 884,550 shares authorized, 884,550 issued and outstanding at December 31, 2015 and 2014, respectively	808,399	808,399
Preferred Series A-1, $0.001 par value 4,411,628 shares authorized, 4,385,141 and 4,119,440 issued and outstanding at December 31, 2015 and 2014, respectively	15,226,755	14,296,858
Common stock, $0.001 par value, 11,703,822 shares authorized; 3,150,237 shares issued and outstanding at December 31, 2015 and 2014, respectively	3,150	3,150
Additional paid-in capital	1,075,222	1,052,674
Accumulated deficit	(15,872,484)	(15,684,183)
Total stockholders' equity	1,241,042	476,898
Total liabilities and stockholders' equity	$2,531,201	$2,413,943

The accompanying notes are an integral part of these consolidated financial statements.

WORTHPOINT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

Revenues	$2,820,115	$3,417,077

Cost of revenues	825,478	882,039

Gross profit	1,994,637	2,535,038

Operating Expenses:
General and administrative	1,017,908	1,024,967
Sales and marketing	489,021	691,697
Research and development	399,781	472,485
Total operating expenses	1,906,710	2,189,149

Operating income	87,927	345,889

Other (income) expense :
Interest expense	83,162	104,146
Other income	(58,846)	(48,610)
Loss on impairment of investment	250,000	-
Total other (income) expense	274,316	55,536

Income (loss) before provision for income taxes	(186,389)	290,353

Provision for income taxes	1,912	-

Net income (loss)	$(188,301)	$290,353

The accompanying notes are an integral part of these consolidated financial statements.

WORTHPOINT CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Preferred Series A		Preferred Series A-1		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
December 31, 2013	884,550	$808,399	4,119,440	$14,296,858	3,036,918	$3,037	$1,034,187	$(15,974,536)	$167,945
Stock based compensation	-	-	-	-	-	-	12,432	-	12,432
Shares issued for services	-	-	-	-	13,319	13	5,155	-	5,168
Warrants exercised	-	-	-	-	100,000	100	900	-	1,000
Net income	-	-	-	-	-	-	-	290,353	290,353
December 31, 2014	884,550	808,399	4,119,440	14,296,858	3,150,237	3,150	1,052,674	(15,684,183)	476,898
Stock based compensation	-	-	-	-	-	-	19,948	-	19,948
Converted debt	-	-	265,701	929,897	-	-	-	-	929,897
Warrants issued for compensation	-	-	-	-	-	-	2,600	-	2,600
Net loss	-	-	-	-	-	-	-	(188,301)	(188,301)
December 31, 2015	884,550	$808,399	4,385,141	$15,226,755	3,150,237	$3,150	$1,075,222	$(15,872,484)	$1,241,042

The accompanying notes are an integral part of these consolidated financial statements.

WORTHPOINT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(188,301)	$290,353
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	18,086	18,086
Amortization	231,061	161,812
Loss on impairment of investment	250,000	-
Stock-based compensation	22,548	17,600
Changes in operating assets and liabilities:
Accounts receivable	34,665	(37,690)
Other current assets	(28,386)	(10,907)
Accounts payable	(15,728)	27,154
Accrued liabilities	25,342	43,370
Deferred revenue	28,133	(24,426)
Net cash provided by operating activities	377,420	485,352

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,090)	-
Amount paid for investment	(250,000)	-
Deposits and other	(10,532)	7,701
Proceeds from sale of intangible assets	151,886	-
Purchase of intangible assets	(496,935)	(723,184)
Net cash used in investing activities	(606,671)	(715,483)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party advances	10,428	6,241
Proceeds from line of credit, net	16,993	118,007
Repayments of notes payable	(82,157)	(233,401)
Proceeds from convertible debt	45,000	-
Proceeds from convertible debt - related parties	255,000	287,500
Proceeds from warrants exercised	-	1,000
Net cash provided by financing activities	245,264	179,347

Increase (decrease) in cash and cash equivalents	16,013	(50,784)
Cash and cash equivalents, beginning of year	76,366	127,150
Cash and cash equivalents, end of year	$92,379	$76,366

Supplemental disclosures of cash flow information:
Cash paid for interest	$57,233	$60,722
Cash paid for income taxes	$1,912	$-

Non cash investing and financing activities:
Conversion of convertible debt and accrued interest into Series A-1	$929,897	$-

The accompanying notes are an integral part of these consolidated financial statements.

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Worthpoint Corporation was incorporated on January 16, 2007 (“Inception”) in the State of Delaware. The Company’s headquarters are located in Atlanta, Georgia.  The Company has developed a suite of online and mobile offerings consisting of a database for researching and valuing antiques, art and collectibles, a detailed catalog of Maker's Marks and other identifying indicators, as well as access to a library of reference books and price guides from leading publishers in a wide range of antiques and collecting categories. The consolidated financial statements of Worthpoint Corporation and subsidiaries (which may be referred to as "Worthpoint," the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of WorthPoint Corporation and Subsidiaries, WorthPoint (Ireland) Limited, WPGA Holding Corp, and GoAntiques, Inc. its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Significant estimates include, but are not limited to, recoverability of property and equipment and long-lived assets, valuation of stock options, and the valuation allowance related to deferred tax assets. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.
Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2015 and 2014. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable, accrued liabilities, related party advances, line of credit, notes payable and convertible notes. Fair values for these items were assumed to approximate carrying values because of their short term nature or they are payable on demand.

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. Accounts receivable primarily consists of credit card charges processed by the Company’s credit card processors but not yet deposited into a Company bank account and receivables related to display services for which payment terms are provided. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The allowance for doubtful accounts was immaterial as of December 31, 2015 and 2014.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of five (5) to seven (7) years. Leasehold improvements are depreciated over the shorter of the useful life or term of the lease. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Content Databases

Content databases consists of a database for researching and valuing antiques, art and collectibles, a detailed catalog of Maker's Marks and other identifying indicators, as well as access to a library of reference books and price guides from leading publishers that the Company has accumulated in its databases. These records have been digitized and indexed to allow subscribers to search and view the content online and include the costs to acquire or license the historical records, costs incurred by Company employees or by third parties to scan, key and index the content and the fair value allocated to content databases in business acquisitions. The Company generally amortizes content databases on a straight-line basis over 10 years after the content is acquired. The amortization expense associated with content databases is included in cost of subscription revenues in the consolidated statements of operations.

Investment in Securities

The Company’s investments consisting of preferred shares of non-controlled entities are accounted for on the cost basis.

In May 2015, the Company entered into an agreement to purchase 2,500,000 preferred shares in Search Find Sell, Inc. (“SFS”), which represented a 25% stake on a fully diluted basis, for $75,000 in cash and $175,000 in the form of a short term note, which was fully paid in 2015. The Company determined that the cost investment method was appropriate as management has been unable to exert significant influence over SFS from the time of the investment and the shareholders of SFS are concentrated to a large degree which nullifies the Company’s influence over SFS. Since the time at which the investment was made, SFS has not succeeded in its business plan and requires significant capital to continue to operate. The Company determined that there is an other than temporary impairment of the investment and accordingly, the full value of the investment was deemed impaired as of December 31, 2015. Thus, during the year ended December 31, 2015, the Company recorded a loss on investment of $250,000 in the accompanying consolidated statement of operations.

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There were no impairment losses during the years ended December 31, 2015 and 2014. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Software Development Costs

The Company develops and utilizes internally developed software. Costs incurred are accounted for under the provisions of ASC 350, Intangibles – Goodwill and Other, whereby direct costs related to development and enhancement of internal use software are capitalized, and costs related to maintenance are expensed as incurred. The Company capitalizes its direct internal costs of labor and associated employee benefits that qualify as development or enhancement of internally developed software. These software development costs are amortized over the estimated useful life of the software which management has determined is five years once the software is placed in service. No development costs were capitalized during the years ended December 31, 2015 and 2014. Development costs incurred in prior periods have been fully amortized.

Intangible Assets

Intangible assets with finite lives are amortized over their respective estimated lives and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The impairment testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined. To date, there have been no impairment charges recognized.

Goodwill

The Company records the excess of purchase price of acquired businesses over the fair value of the acquired identifiable tangible and intangible net assets as goodwill. The Company tests for impairment of goodwill when there is an event or circumstance that indicates that goodwill has been impaired or at least annually. The Company first considers qualitative factors to determine whether the existence of events or circumstances leads to a conclusion that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is more likely than not that impairment exists, then the Company will use a two-step approach to test for impairment, the first of which is to compare the estimated fair value of the Company to the net asset carrying value of that reporting unit. If the estimated fair value is less than the net asset carrying value, the Company completes the second step to determine the extent of the impairment. To date, there have been no impairment charges recognized.

Deferred Rent

The Company accounts for lease rentals that have escalating rents on a straight-line basis over the life of each lease. This accounting generally results in a deferred liability (for the lease expense) recorded on the consolidated balance sheet. As of December 31, 2015, no such liability existed as the Company’s material lease had just commenced.

Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company. In addition, the Company has presented preferred stock within stockholders' equity.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is amortized to the accumulated deficit, due to the absence of additional paid-in capital, over the period to redemption using the effective interest method of accounting.

Dividends which are required to be paid upon redemption are accrued and recorded within preferred stock and accumulated deficit.

Revenue Recognition

The Company recognizes revenue related to sales of subscriptions, products and services when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Subscription revenues are derived by providing access to the Company’s technologies and content on its websites. Subscription fees are collected primarily from credit cards through the Company’s websites at the beginning of the subscription period. Subscription revenues are recognized ratably over the subscription period, ranging from one month to one year, net of estimated cancellations. Subscription revenues are not allocated to any free-trial periods the Company may offer. Amounts received from subscribers for which the performance obligations have not been fulfilled are recorded in deferred revenue.  As of December 31, 2015 and 2014, deferred revenue recorded on the accompanying consolidated balance sheets related 100% to subscriptions.

The Company's display revenue is generated from the display of graphical, non-graphical, and video advertisements on the Company's websites. The revenue is recorded when the impression is delivered. Arrangements for these services generally have terms ranging from 30 to 60 days. Display revenue represents less than 5% of the Company's total revenues.

The Company maintains an allowance for future subscription cancellations and returns based on historical trends and data specific to each reporting period. The historical cancellation and returns rates are applied to the current period’s revenues as a basis for estimating future returns. Actual customer subscription cancellations and returns are charged against this allowance or against deferred revenue to the extent that revenue has not yet been recognized.

Cost of Revenues

Cost of subscription revenues consists of amortization of content databases, web server operating costs, credit card processing fees, personnel-related costs of web support, and outside service costs for website content.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of internal salaries. We expense these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Advertising

The Company expenses advertising costs as incurred. Advertising expenses were approximately $127,603 and $146,964 for the years ended December 31, 2015 and 2014, respectively.

Stock Based Compensation

The Company accounts for stock options issued to employees under Accounting Standards Codification (“ASC”) 718 “Share-Based Payment”. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740 Income Taxes.  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their consolidated financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At December 31, 2015 and 2014, the Company has established a full reserve against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company maintains balances in excess of the federally insured limits.

The Company has two and one vendors as of December 31, 2015 and 2014 that in aggregate make up 39% and 65% of accounts payable, respectively. The company purchases over 95% of its content, content related services and data from these vendors. The loss of any of these vendors would have a significant impact on the Company’s operations.

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Risks and Uncertainties

The Company’s operations are subject to new innovations in product design and function. Significant technical changes can have an adverse effect on product lives. Design and development of new products are important elements to achieve and maintain profitability in the industry segment.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective beginning January 1, 2018. We are currently evaluating the effect that the updated standard will have on our balance sheet and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Consolidated Financial Statements Going Concern, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued and provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. The guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2015, FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changes the presentation of debt issuance costs in consolidated financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of debt issuance costs will continue to be reported as interest expense. ASU 2015-03 is effective for annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this update simplify the presentation of deferred taxes by requiring deferred tax assets and liabilities be classified as noncurrent on the balance sheet. These amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The amendments are effective for consolidated financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this standard are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for a public entity. Early adoption of the amendments in this standard is permitted for all entities and the Company must recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the effect this guidance will have on its consolidated financial statements and related disclosures.

The FASB Board issues ASU’s to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2015 and 2014:

	2015	2014
Furniture	$1,805	$1,805
Computer equipment	21,518	21,518
Office furniture	2,866	1,776
Software	6,312	6,312
Total property and equipment	32,501	31,411
Accumulated Depreciation	(28,375)	(10,289)
	$4,126	$21,122

Depreciation expense for the years ended December 31, 2015 and 2014 was $18,086 and $18,086, respectively.

NOTE 4 – INTANGIBLE ASSETS

Intangible assets subject to amortization consisted of the following at December 31, 2015 and 2014:

	2015	2014
Content database	$2,694,458	$2,201,140
Accumulated amortization	(522,445)	(291,385)
	$2,172,013	$1,909,755

Amortization expense for the years ended December 31, 2015 and 2014 was $231,061 and $161,812, respectively. Future amortization based on the content database assets is as follows:

2016	$247,684
2017	247,684
2018	247,684
2019	247,684
2020	247,684
Thereafter	933,593
$2,172,013

Intangible assets not subject to amortization consisted of the following at December 31, 2015 and 2014:

	2015	2014
Goodwill	$-	$151,887
Antiques library	85,516	81,899
	$85,516	$233,786

In May 2015, the Company entered into an asset purchase agreement with a third party for the sale of the Company’s intangible assets held within its wholly owned subsidiary GoAntiques, which included intangible assets with a carrying value totaling $151,886 for cash consideration of the same amount; accordingly, no gain or loss was recorded on the sale of assets. The Company determined that the assets sold constituted a similar line of business and accordingly, the need for discontinued operation presentation was not required.

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – DEBTS

Line of Credit

On April 26, 2010, the Company entered into a line of credit agreement with a financial institution. The credit facility under the agreement consisted of a $50,000 revolving loan. The line of credit is collateralized by substantially all assets of the Company and personally guaranteed by certain stockholders. On October 24, 2014, the line of credit ceiling was raised to $150,000. In March 2016, the credit ceiling was raised to $200,000. The line of credit bears interest at the Wall Street Journal’s prime rate (3.50% and 3.25% at December 31, 2015 and 2014) plus 1.75% per annum with a 5.75% floor, payable monthly, and expires on February 28, 2017. As of December 31, 2015 and 2014, $150,000 and $133,007, was due under the line of credit with $0 and $16,993 of credit remaining available, respectively.

Term Loans

In June 2011, the Company purchased an antique catalog library from a third party for $100,000. Half of the purchase price was through the issuance of a note payable of $50,000 due in annual installments of $16,667 through April 2014 and bears no interest. As of December 31, 2015 and 2014, the balance outstanding was $14,167 and $18,708, respectively.

The Company entered into a $500,000 term loan with a financial institution in April 2010 to fund operations. The loan bore interest at 7.50% per annum, and was to mature in April, 2015 and was payable in 60 monthly installments of $10,046. The loan was collateralized by substantially all of the Company’s assets and personally guaranteed by certain stockholders. The loan was repaid in full during 2014 utilizing the Company’s line of credit.

The Company entered into a $823,000 term loan with a financial institution in April 29, 2011 to fund operations. The loan is collateralized by substantially all of the Company’s assets and personally guaranteed by certain stockholders. The loan bears interest at Wall Street Journal’s prime rate (3.50% and 3.25% at December 31, 2015 and 2014) plus 2.75% per annum, matures on May 1, 2021 and is payable in 120 monthly installments. The monthly payment amount for 2015 and 2014 was $9,238. As of December 31, 2015 and 2014, $511,580 and $589,196 is due under this loan, respectively.

Aggregate future principal payments are as follows as of December 31, 2015:

2016	$97,236
2017	88,438
2018	94,209
2019	100,355
2020	106,879
Thereafter	38,630
525,747
Less: current portion	(97,236)
$428,511

Convertible Debt

From September 2013 to July 2015, the Company entered into convertible debt agreements totaling $837,500 convertible into Series A-1 Preferred stock at the sole discretion of the Company. The notes bore interest at a rate of 18% per annum if paid in cash or 10% per annum if converted into equity, and compounded quarterly. The notes were due on the second anniversary of each note agreement. In July 2015, the notes were converted to Series A-1 Preferred Stock. The conversion price was set by the Board of Directors at $3.50 per share and the convertible debt was converted into 265,701 shares of Series A-1 Preferred Stock in full per the terms of the agreements. See Note 8 for related party portion of this debt.

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Interest expense recognized for the years ended December 31, 2015 and 2014 was $83,162 and $104,146, respectively.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Lease

On December 2, 2015, the Company entered into a lease agreement for its corporate office in Atlanta, GA. The lease is for 63 months with lease payments ranging from $8,912 to $10,332. The lease commenced January 1, 2016 and the Company received three months of free rent for the first three months of occupancy.

Prior to the new lease, the Company leased space for its operations in Atlanta, GA commencing in February 2012. The Company’s lease is for 66 months with lease payments ranging from $5,986 to $6,941. In August 2012, the Company expanded this lease for the storage space. The expansion lease commenced in January 2013 was for 56 months and included monthly rent ranging from $1,280 to $1,484. As of December 31, 2015, the Company terminated this lease with full release of the ongoing obligation. There are no additional future payments in relation to this lease and no future liability.

The Company has also entered into a lease agreement in December 2015 for offsite storage in Atlanta, GA. The lease is for 39 months with lease payments from $1,620 to $1,770. The lease commenced on December 12, 2015.

The following table summarizes the Company's future minimum commitment under the lease agreement as of December 31, 2015:

2016	$99,648
2017	129,373
2018	133,258
2019	121,329
2020	119,502
Thereafter	30,095
$633,205

As part of the acquisition of Go Antiques, Inc in September 2008, the Company assumed lease payments for office space in Dublin, Ohio. The lease expired in September 2014 and lease payments were $6,946 per month. The Company subleased the office space for a total of $3,429 per month.

Rent expense for the years ended December 31, 2015 and 2014 was $99,909 and $130,183, respectively.

License and Service Agreement

The Company enters into various third party licensing, maintenance, and service agreements for infrastructure, data maintenance and content data related to the Company’s primary services.  Under current agreements total fixed commitments are approximately $60,000 per month for the next three years.  These agreements vary in length from month-to-month to eight years.  Agreements generally provide for a right of cancellation by the Company or the vendor, with appropriate notice, and in certain instances, may be subject to early termination penalty provisions; however, none have been incurred to date.

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – STOCKHOLDERS' EQUITY

Preferred Stock

We have authorized the issuance of 5,296,178 shares of our preferred stock, each share having a par value of $0.001. Of these shares, 884,550 have been designated Series A Preferred “Series A” and 4,411,628 have been designated Series A-1 Preferred “Series A-1.”

Upon the occurrence of any Liquidation Event (as defined in Subsection 2(e)(i) of the Seventh Amended and Restated Certificate of Incorporation), the holders of Series A Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other security ranking junior in priority to the Preferred Stock by reason of their ownership thereof, an amount for each share of Series A Preferred Stock then held by them equal to the Original Purchase Price for such Series A Preferred Stock, plus an amount equal to any declared but unpaid dividends.

Upon the occurrence of any Liquidation Event the holders of Series A-1 Preferred Stock shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other security ranking junior in priority to the Series A-1 Preferred Stock by reason of their ownership thereof, an amount for each share of Series A-1 Preferred Stock then held by them equal to the Original Purchase Price for such Series A-1 Preferred Stock, plus an amount equal to any declared but unpaid dividends

If upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferred Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in accordance with Section 2 of the Seventh Amended and Restated Certificate of Incorporation and in proportion to the relative preferential amounts that each such holder is otherwise entitled to receive.

After payment to the holders of the Preferred Stock of the amounts set forth in Subsection 2(a) and 2(b) of Article IV(B) of the Seventh Amended and Restated Certificate of Incorporation, (x) the holders of Series A-1 Preferred Stock shall receive one-half of the amount they would be entitled to receive if any additional remaining assets were to be distributed ratably to the holders of the Common Stock and Preferred Stock (the “Series A-1 Participation”), and (y) after payment of the Series A-1 Participation the holders of Common Stock and the Series A Preferred Stock shall share in any additional remaining assets pro rata.

During the year ended December 31, 2015, 265,701 shares of Series A-1 were issued for the conversion of convertible debt. See Note 4.

Series A

In 2007, the Company received a cash investment of $808,399 and issued 884,550 shares of Series A, or $0.91 per share. The Series A-1 have liquidation and redemption priority over the Series A. The Series A has liquidation priority over common stock. The Series A votes on an as converted basis. The Series A is convertible by the holder at any time after issuance on a one to one basis for common stock. The Series A is automatically converted into common stock upon an effective registration statement, listing upon the AIM market on the London Stock Exchange or the date to which the majority of the Series A holders vote to convert. In addition, the Series A has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 Series A-1

In 2012, the Company received a cash investment of $1,131,722 at $3.50 per share and converted $13,165,136 in funds received prior to 2010 from Series B, C and D preferred stock. A total of 4,119,040 Series A preferred were issued in connection with these transactions. The Series A-1 have liquidation and redemption priority over the Series A and common stock. The Series A-1 votes on an as converted basis. The Series A-1 is convertible by the holder at any time after issuance on a one to one basis for common stock. The Series A-1 is automatically converted into common stock upon an effective registration statement, listing upon the AIM market on the London Stock Exchange or the date to which the majority of the Series A-1 holders vote to convert. In addition, the Series A-1 has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

During the year ended December 31, 2015, 265,701 shares of Series A-1 were issued for the conversion of convertible debt. See Note 5.

Common Stock

We have authorized the issuance of 11,703,822 shares of our common stock, each share having a par value of $0.001.

Stock Options

During 2007, the Company adopted the WorthPoint, Inc. 2007 Equity Incentive Plan (the “Plan”).  The Plan provides for the grant of equity awards to our directors, employees, and certain key consultants, including stock options and restricted stock units to purchase shares of our common stock.  Up to 2,300,000 shares of our common stock may be issued pursuant to awards granted under the Plan, subject to adjustment in the event of stock splits and other similar events. As of December 31, 2015, 441,768 shares of common stock remain issuable under the Plan.  The Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board of Directors.

During 2015 and 2014, the Company granted 191,751 and 30,000 options to various employees and contractors, respectively. Each option had a life of ten years; exercise prices ranging from approximately $1.05 to $1.20; and vesting terms ranging from immediately to four years. The Company expenses the value of the options over the vesting for the employees. For non-employees the Company revalued the fair market value of the options at each reporting period under the provisions of ASC 505.  The Company valued the options using the Black-Scholes pricing model on the date of grant using the following weighted-average assumptions:

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2015	December 31, 2014
Expected life (years)	6.25	6.25
Risk-free interest rate	1.8%	1.7%
Expected volatility	50%	50%
Annual dividend yield	0%	0%

The total value of the options issued during 2015 and 2014 was $21,775 and $2,613, respectively

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company estimated the fair value of common stock by comparing observable corporate transactions publicly disclosed which had similar attributes (subscriber base) to the Company, adjusting for debt, dilution, and marketability of common stock.

A summary of the Company’s stock options activity and related information is as follows:

		Weighted	Weighted average
	Number of	Average Exercise	Remaining
	Shares	Price	Contractual Term
Outstanding at December 31, 2013	1,696,481	$1.74	7.0
Granted	30,000	1.15	10.0
Exercised	-	-	-
Expired/Cancelled	(34,500)	1.19	8.1
Outstanding at December 31, 2014	1,691,981	$1.71	5.8
Granted	191,751	1.14	10.0
Exercised	-	-	-
Expired/Cancelled	(25,500)	1.05	8.8
Outstanding at December 31, 2015	1,858,232	$1.66	5.2

Exercisable at December 31, 2014	1,600,567	$1.75	5.8
Exercisable at December 31, 2015	1,731,830	$1.14	5.0

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2015, there was approximately $36,500 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted to employees and directors under the Plan. That cost is expected to be recognized over the next four years as follows: 2016 - $31,000, 2017 - $3,000, 2018 - $2,000, and 2019 - $500.

During the years ended December 31, 2015 and 2014, stock option compensation was $19,948, and $12,432, respectively, and included in general and administrative expenses in the accompanying consolidated statements of operations.

Warrants

The following is a table of warrant activity during the years ended December 31, 2015 and 2014:

			Weighted Average
		Weighted Average	Remaining
	Number of Shares	Exercise Price	Contractual Term
Outstanding at December 31, 2013	336,087	$0.01	6.4
Granted	-	-	-
Exercised	-	-	-
Expired/Cancelled	(100,000)	0.01	5.1
Outstanding at December 31, 2014	236,087	0.01	5.8
Granted	6,000	0.01	10.0
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2015	242,087	1.66	4.9

In 2014, 100,000 warrants were exercised for a total of $1,000 received. In 2015, 6,000 warrants were issued to related parties for compensation. The warrants were immediately vested and valued at $2,600 which is located in general and administrative expense within the accompanying consolidated statement of operations. The Company valued these warrants using the Black-Scholes pricing model with similar inputs as used in stock option disclosures above.

NOTE 8 – RELATED PARTY TRANSACTIONS

Related Party Advances

From time to time during the years ended December 31, 2015 and 2014, the Company received advances from related parties for short-term working capital. At December 31, 2015 and 2014, amounts outstanding under related party advances totaled $122,400 and $111,972, respectively, and are included in the accompanying consolidated balance sheets. Such advances are considered short-term, non-interest bearing and are due on demand.

Convertible Debt

As disclosed in Note 5, the Company entered into various convertible debt agreements from 2013 to 2015. Such convertible debts included $792,500 to related parties, all of which was converted to Series A-1 Preferred Stock in 2015. Of these amounts $250,000 was received in 2013, $287,500 was received in 2014, and $255,000 was received in 2015. The balance outstanding as of December 31, 2014 was $537,500.

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Stock Options and Warrants

The Company issued 52,751 stock options and 6,000 warrants to related parties during 2015, see Note 7.

NOTE 9 – INCOME TAXES

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31 2015 and 2014:

	2015	2014
Current tax provision:
Federal	$-	$-
State	1,912	-
Total	1,912

Deferred tax provision:
Federal	(8,114,000)	(8,061,000)
State	(493,000)	(484,000)
Total	(8,607,000)	(8,545,000)
Valuation allowance	8,607,000	8,545,000
Total provision for income taxes	$1,912	$-

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the period ended December 31:

	2015	2014
Federal tax benefit at statutory rate	34.0%	34.0%
Permanent differences:
State taxes, net of federal benefit	4.0%	4.0%
Stock compensation	-4.5%	2.3%
Non-deductible entertainment	-1.5%	0.8%
Other permanent differences	-0.2%	0.2%
Temporary differences:
Accounts payable and accrued liabilities	13.5%	5.7%
Data costs	100.2%	-74.3%
Loss on cost investment	-50.4%	-
Other	-83.6%	10.8%
Change in valuation allowance	-12.5%	16.5%
Total provision	-1.0%	0.0%

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)
	2015	2014
Current:
Accruals and other	$114,000	$36,000

Noncurrent:
Net operating loss carryforwards	8,919,000	8,726,000
Intangible assets and other	(424,000)	(226,000)
Valuation allowance	(8,609,000)	(8,546,000)
Net deferred tax asset	$-	$-

Based on federal tax returns filed, or to be filed, through December 31, 2015, we had available approximately $24,944,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure.  Net operating loss carryforwards start to expire 2020 or 20 years for federal income and state tax reporting purposes.  The Tax Reform Act of 1986 includes provisions which may limit the new operating loss carry forwards available for use in any given year if certain events occur, including significant changes in stock ownership.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and Georgia state jurisdiction.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all period starting in 2013.  The Company currently is not under examination by any tax authority.

NOTE 10 – SUBSEQUENT EVENTS

Subsequent to December 31, 2015, the Company issued bridge loans for $329,500, $269,500 from related parties. The loans bear interest at 10% per annum and a default rate of 13%, are due September 30, 2017 and are convertible into Series A-1 automatically upon default or maturity. The conversion price is one (1) share of Series A-1 for each $1.00 of outstanding debt. The bridge loans include an aggregate amount of 65,900 warrants, exercisable at $0.01 per share, a 10-year life.

Subsequent to year end, the Company issued 88,300 warrants to related parties as compensation. The warrants have a 10-year life, exercisable at $0.01 and have a ten-year life.

In July 2016, the Board of Directors approved, subject to stockholder approval and filing with the State of Delaware, the increase of common shares from 11,703,822 to 11,800,000 and the increase of Series A-1 Preferred Stock from 4,411,628 to 4,956,142

The Company has evaluated subsequent events that occurred after December 31, 2015 through September 30, 2016, the issuance date of these consolidated financial statements. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements.

WORTHPOINT CORPORATION

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2016 AND DECEMBER 31, 2015

(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash	$58,288	$92,379
Accounts receivable, net	85,994	97,508
Deferred offering costs	12,825	-
Other current assets	81,108	54,817
Total current assets	238,215	244,704

Property and equipment, net	3,376	4,126
Intangible assets, net	2,437,990	2,257,529
Other assets	11,532	24,842
Total assets	$2,691,113	$2,531,201

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$434,275	$276,968
Accrued liabilities	13,875	10,713
Deferred revenue	283,633	204,331
Related party advances	114,833	122,400
Note payable - current	94,236	97,236
Line of credit	175,000	-
Total current liabilities	1,115,852	711,648

Line of credit	-	150,000
Note payable - long term, net of current portion	387,169	428,511
Convertible debt - related parties, net of discount	96,185	-
Total liabilities	1,599,206	1,290,159

Commitments and contingencies (Note 5)	-	-

Stockholders' Equity:
Preferred Series A, $0.001 par value 884,550 shares authorized, 884,550 issued and outstanding at June 30, 2016 and December 31, 2015, respectively	808,399	808,399
Preferred Series A-1, $0.001 par value 4,411,628 shares authorized, 4,385,141 issued and outstanding at June 30, 2016 and December 31, 2015, respectively	15,226,755	15,226,755
Common stock, $0.001 par value, 11,703,822 shares authorized; 3,204,024 and 3,150,237 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	3,204	3,150
Additional paid-in capital	1,130,335	1,075,222
Accumulated deficit	(16,076,786)	(15,872,484)
Total stockholders' equity	1,091,907	1,241,042
Total liabilities and stockholders' equity	$2,691,113	$2,531,201

The accompanying notes are an integral part of these consolidated financial statements.

F-21

WORTHPOINT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(unaudited)

	June 30, 2016	June 30, 2015

Revenues	$1,404,097	$1,437,172

Cost of revenues	506,201	433,398

Gross profit	897,896	1,003,774

Operating Expenses:
General and administrative	561,894	566,078
Sales and marketing	284,338	211,206
Research and development	224,960	197,815
Total operating expenses	1,071,192	975,099

Operating income	(173,296)	28,675

Other (income) expense :
Interest expense	31,006	56,415
Other income	-	(58,846)
Total other (income) expense	31,006	(2,431)

Net income (loss)	$(204,302)	$31,106

The accompanying notes are an integral part of these consolidated financial statements.

F-22

WORTHPOINT CORPORATION

CONSOLIDATED STATEMENTS CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(unaudited)

	June 30, 2016	June 30, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(204,302)	$31,106
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	750	9,043
Amortization	131,339	108,437
Allowance for doubtful accounts	13,493	-
Amortization of debt discount	480	-
Stock-based compensation	45,834	12,574
Changes in operating assets and liabilities:
Accounts receivable	(1,979)	(11,084)
Other current assets	(26,291)	(42,673)
Accounts payable	157,307	93,116
Accrued liabilities	3,162	25,230
Deferred revenue	79,302	43,051
Net cash provided by operating activities	199,095	268,800

CASH FLOWS FROM INVESTING ACTIVITIES:
Amount paid for investment	-	(125,000)
Deposits and other	13,310	-
Purchase of intangible assets	(311,800)	(241,002)
Net cash used in investing activities	(298,490)	(366,002)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment on related party advances, net	(7,029)	(40,755)
Deferred offering costs	(12,825)	-
Proceeds (repayment) from line of credit, net	25,000	(108,007)
Repayments of notes payable	(44,342)	(38,989)
Proceeds from convertible debt	-	45,000
Proceeds from convertible debt - related parties	104,500	205,000
Net cash provided by (used in) financing activities	65,304	62,249

Decrease in cash and cash equivalents	(34,091)	(34,953)
Cash and cash equivalents, beginning of year	92,379	76,366
Cash and cash equivalents, end of period	$58,288	$41,413

Supplemental disclosures of cash flow information:
Cash paid for interest	$31,006	$37,837
Cash paid for income taxes	$-	$-

Non cash investing and financing activities:
Relative fair value of warrants issued with convertible debt	$8,795	$-
Investment purchased with note payable	$-	$125,000

The accompanying notes are an integral part of these consolidated financial statements.

F-23

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 – NATURE OF OPERATIONS

WorthPoint Corporation was incorporated on January 16, 2007 (“Inception”) in the State of Delaware. The Company’s headquarters are located in Atlanta, Georgia.  The Company has developed a suite of online and mobile offerings consisting of a database for researching and valuing antiques, art and collectibles, a detailed catalog of Maker's Marks and other identifying indicators, as well as access to a library of reference books and price guides from leading publishers in a wide range of antiques and collecting categories. The consolidated financial statements of WorthPoint Corporation and subsidiaries (which may be referred to as "WorthPoint," the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements of WorthPoint have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP) for interim financial information and in accordance with Rule 8-03 of Regulation S-X per Regulation A requirements. Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. These interim consolidated financial statements should be read in conjunction with the audited annual financial statements of the Company for the six months ended December 31, 2015 and 2014. The results of operations for the six months ended June 30, 2016 are not necessarily indicative of the results that may be expected for the full year.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of WorthPoint Corporation and Subsidiaries, WorthPoint (Ireland) Limited, WPGA Holding Corp, and GoAntiques, Inc. its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Significant estimates include, but are not limited to, recoverability of property and equipment and long-lived assets, valuation of stock options, and the valuation allowance related to deferred tax assets. It is reasonably possible that changes in estimates will occur in the near term.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. Accounts receivable primarily consists of credit card charges processed by the Company’s credit card processors but not yet deposited into a Company bank account and receivables related to display services for which payment terms are provided. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The allowance for doubtful accounts was $13,493 and zero as of June 30, 2016 and 2015, respectively.

Content Databases

Content databases consists of a database for researching valuing antiques, art and collectibles, a detailed catalog of Maker's Marks and other identifying indicators, as well as access to a library of reference books and price guides from leading publishers that the Company has accumulated in its databases. These records have been digitized and indexed to allow subscribers to search and view the content online and include the costs to acquire or license the historical records, costs incurred by Company employees or by third parties to scan, key and index the content and the fair value allocated to content databases in business acquisitions. The Company generally amortizes content databases on a straight-line basis over 10 years after the content acquired. The amortization expense associated with content databases is included in cost of subscription revenues in the consolidated statements of operations.

F-24

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Investment in Securities

The Company’s investments consisting of preferred shares of non-controlled entities are accounted for on the cost basis.

In May 2015, the Company entered into an agreement to purchase 2,500,000 preferred shares in Search Find Sell, Inc. (“SFS”), which represented a 25% stake on a fully diluted basis, for $75,000 in cash and $175,000 in the form of a short term note. The Company determined that the cost investment method was appropriate as management has been unable to excerpt significant influence over SFS from the time of the investment and the shareholders of SFS is concentrated to a large degree which nullifies the Company’s influence over SFS. Since the time at which the investment has made, SFS has not succeeded in its business plan and requires significant capital to continue to operate. The Company determined that there is an other than temporary impairment of the investment and accordingly, the full value of the investment was deemed impaired as of December 31, 2015. As of June 30, 2015, the Company maintained the full value of the investment and owed $125,000 under the short term note.

Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company. In addition, the Company has presented preferred stock within stockholders' equity.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is amortized to the accumulated deficit, due to the absence of additional paid-in capital, over the period to redemption using the effective interest method of accounting.

Dividends which are required to be paid upon redemption are accrued and recorded within preferred stock and accumulated deficit.

Revenue Recognition

The Company recognizes revenue related to sales of subscriptions, products and services when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Subscription revenues are derived by providing access to the Company’s technologies and content on its websites. Subscription fees are collected primarily from credit cards through the Company’s websites at the beginning of the subscription period. Subscription revenues are recognized ratably over the subscription period, ranging from one month to one year, net of estimated cancellations. Subscription revenues are not allocated to any free-trial periods the Company may offer. Amounts received from subscribers for which the performance obligations have not been fulfilled are recorded in deferred revenue.  As of June 30, 2016 and 2015, deferred revenue recorded on the accompanying consolidated balance sheets related 100% to subscriptions.

F-25

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The Company's display revenue is generated from the display of graphical, non-graphical, and video advertisements on the Company's websites. The revenue is recorded when the impression is delivered. Arrangements for these services generally have terms ranging from 30 to 60. Display revenue represents less than 5% of the Company's total revenues.

The Company maintains an allowance for future subscription cancellations and returns based on historical trends and data specific to each reporting period. The historical cancellation and returns rates are applied to the current period’s revenues as a basis for estimating future returns. Actual customer subscription cancellations and returns are charged against this allowance or against deferred revenue to the extent that revenue has not yet been recognized.

Cost of Revenues

Cost of subscription revenues consists of amortization of content databases, web server operating costs, credit card processing fees, personnel-related costs of web support, and outside service costs for website content.

Stock Based Compensation

The Company accounts for stock options issued to employees under Accounting Standards Codification (“ASC”) 718 “Share-Based Payment”. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company maintains balances in excess of the federally insured limits.

The Company has three and two vendors as of June 30, 2016 and December 31, 2015 that in aggregate make up 55% and 39% of accounts payable, respectively. The company purchases over 95% of its content, content related services and data from these vendors. The loss of any of these vendors would have a significant impact on the Company’s operations.

Risks and Uncertainties

The Company’s operations are subject to new innovations in product design and function. Significant technical changes can have an adverse effect on product lives. Design and development of new products are important elements to achieve and maintain profitability in the industry segment.

F-26

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Recent Accounting Pronouncements

The FASB Board issues ASU’s to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

NOTE 3 – INTANGIBLE ASSETS

Intangible assets subject to amortization consisted of the following at June 30, 2016 and December 31, 2015:

	June 30, 2016	December 31, 2015
Content database	$3,006,258	$2,694,458
Accumulated amortization	(653,784)	(522,445)
	$2,352,474	$2,172,013

Amortization expense for the six months ended June 30, 2016 and 2015 was $ 131,339 and $108,437, respectively.

Intangible assets not subject to amortization consisted of the following at June 30, 2016 and December 31, 2015:

	June 30, 2016	December 31, 2015
Antiques library	$85,516	$85,516

In May 2015, the Company entered into an asset purchase agreement with a third party for the sale of the Company’s intangible assets held within its wholly owned subsidiary GoAntiques, which included intangible assets with a carrying value totaling $151,886 for cash consideration of the same amount; accordingly, no gain or loss was recorded on the sale of assets. The Company determined that the assets sold constituted a similar line of business and accordingly, the need for discontinued operation presentation was not required.

NOTE 4 – DEBTS

Bridge Financing

Starting in May 2016, the Company raised convertible bridge financing (“Bridge Notes”) to fund operations and the Company’s capital raising efforts. As of June 30, 2016, $104,500 was raised with an additional $325,000 raised subsequent to such date. The Bridge Notes bear interest at 10% per annum with a default rate of 13%, and are due on September 30, 2017. The Bridge Notes shall automatically convert into the Series A-1 Preferred Stock of the Company upon the later of one day after the expiration of the pre-emptive rights granted to certain of the Company’s stockholders pursuant to Section 3.1 of the Third Amended and Restated Investor Rights Agreement by and among the Company and purchasers of its preferred stock, and the maturity date of September 30, 2017.

For every $1,000 in Bridge Note, the holder receives 200 warrants to purchase common stock. The warrants were immediately vested, have a ten-year term, and an exercise price of $0.01. The Company calculated the relative fair value of the warrants issued with the Bridge Notes using a Black-Scholes pricing model with similar input as outlined in Note 6 related to warrants issued for compensation. The relative fair valued, $8,795 was recorded as a discount to the note, with the discount being accreted up over the life of the note to interest expense using the straight line method due to the short term nature of the notes. Accretion of the Bridge Note discount was $480 during the six months ended June 30, 2016. As of June 30, 2016, $8,315 remains to be accreted through September 30, 2017.

In connection with this offering, the Company has capitalized $12,825 in costs directly related to the offering which will be netted with the funds raised in the offering or expensed if the offering is unsuccessful.

F-27

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Line of Credit

On April 26, 2010, the Company entered into a line of credit agreement with a financial institution. The credit facility under the agreement consisted of a $50,000 revolving loan. The line of credit is collateralized by substantially all assets of the Company and personally guaranteed by certain stockholders. On October 24, 2014, the line of credit ceiling was raised to $150,000. In March 2016, the credit ceiling was raised to $200,000. The line of credit bears interest at the Wall Street Journal’s prime rate (3.50% at June 30, 2016 and December 31, 2015) plus 1.75% per annum with a 5.75% floor, payable monthly, and expires on February 28, 2017. As of June 30, 2016 and December 31, 2015, $175,000 and $150,000, was due under the line of credit with $25,000 and zero of credit remaining available, respectively.

Term Loans

In June 2011, the Company purchased an antique catalog library from a third party for $100,000. Half of the purchase price was through the issuance of a note payable of $50,000 due in annual installments of $16,667 through April 2014 and bears no interest. As of June 30, 2016 and December 31, 2015, the balance outstanding was $11,167 and $14,167, respectively.

The Company entered into a $823,000 term loan with a financial institution in April 29, 2011 to fund operations. The loan is collateralized by substantially all of the Company’s assets and personally guaranteed by certain stockholders. The loan bears interest at Wall Street Journal’s prime rate (3.50% at June 30, 2016 and December 31, 2015) plus 2.75% per annum, matures on May 1, 2021 and is payable in 120 monthly installments. The monthly payment amount for 2015 was $9,238 and $9,421 beginning February 1, 2016. As of June 30, 2016 and December 31, 2015, $470,236 and $511,580 is due under this loan, respectively.

Convertible Debt

From September 2013 to July 2015, the Company entered into convertible debt agreements totaling $837,500 convertible into Series A-1 Preferred stock at the sole discretion of the Company. The notes bore interest at a rate of 18% per annum if paid repaid in cash or 10% per annum if converted into equity, and compounded quarterly. The notes were due on the second anniversary of each note agreement. In July 2015, the notes were converted to Series A-1 Preferred Stock. The conversion price was set by the Board of Directors at $3.50 per share and the convertible debt was converted into 265,701 shares of Series A-1 Preferred Stock in full per the terms of the agreements. See Note 7 for related party portion of this debt.

Interest expense recognized for the six months ended June 30, 2016 and 2015 was $31,006 and $56,415, respectively.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Lease

On December 2, 2015, the Company entered into a lease agreement for its corporate office in Atlanta, GA. The lease is for 63 months with lease payments ranging from $8,912 to $10,332. The lease commenced January 1, 2016 and the Company received three months of free rent for the first three months of occupancy.

Prior to the new lease, the Company leased space for its operations in Atlanta, GA commencing in February 2012. The Company’s lease is for 66 months with lease payments ranging from $5,986 to $6,941. In August 2012, the Company expanded this lease for the storage space. The expansion lease commenced in January 2013 was for 56 months and included monthly rent ranging from $1,280 to $1,484. As of December 31, 2015, the Company terminated this lease with full release of the ongoing obligation. There are no additional future payments in relation to this lease and no future liability.

F-28

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The Company has also entered into a lease agreement in December 2015 for offsite storage in Atlanta, GA. The lease is for 39 months with lease payments from $1,620 to $1,770. The lease commenced on December 12, 2015.

Rent expense for the six months ended June 30, 2016 and 2015 was $61,038 and $47,121, respectively.

License and Service Agreement

The Company enters into various third party licensing, maintenance, and service agreements for infrastructure, data maintenance and content data related to the Company’s primary services.  Under current agreements total fixed commitments are approximately $60,000 per month for the next three years.  These agreements vary in length from month-to-month to eight years.  Agreements generally provide for a right of cancellation by the Company or the vendor, with appropriate notice, and in certain instances, may be subject to early termination penalty provisions; however, none have been incurred to date.

NOTE 6 – STOCKHOLDERS' EQUITY

Preferred Stock

We have authorized the issuance of 5,296,178 shares of our preferred stock, each share having a par value of $0.001. Of these shares, 884,550 have been designated Series A Preferred “Series A” and 4,411,628 have been designated Series A-1 Preferred “Series A-1.”

Upon the occurrence of any Liquidation Event (as defined in Subsection 2(e)(i) of the Seventh Amended and Restated Certificate of Incorporation), the holders of Series A Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other security ranking junior in priority to the Preferred Stock by reason of their ownership thereof, an amount for each share of Series A Preferred Stock then held by them equal to the Original Purchase Price for such Series A Preferred Stock, plus an amount equal to any declared but unpaid dividends.

Upon the occurrence of any Liquidation Event the holders of Series A-1 Preferred Stock shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other security ranking junior in priority to the Series A-1 Preferred Stock by reason of their ownership thereof, an amount for each share of Series A-1 Preferred Stock then held by them equal to the Original Purchase Price for such Series A-1 Preferred Stock, plus an amount equal to any declared but unpaid dividends

If upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferred Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in accordance with Section 2 of the Seventh Amended and Restated Certificate of Incorporation and in proportion to the relative preferential amounts that each such holder is otherwise entitled to receive.

After payment to the holders of the Preferred Stock of the amounts set forth in Subsection 2(a) and 2(b) of Article IV(B) of the Seventh Amended and Restated Certificate of Incorporation, (x) the holders of Series A-1 Preferred Stock shall receive one-half of the amount they would be entitled to receive if any additional remaining assets were to be distributed ratably to the holders of the Common Stock and Preferred Stock (the “Series A-1 Participation”), and (y) after payment of the Series A-1 Participation the holders of Common Stock and the Series A Preferred Stock shall share in any additional remaining assets pro rata.

F-29

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

During the year ended December 31, 2015, 265,701 shares of Series A-1 were issued for the conversion of convertible debt. See Note 4.

Common Stock

We have authorized the issuance of 11,703,822 shares of our common stock, each share having a par value of $0.001.

Stock Options

During 2007, the Company adopted the WorthPoint, Inc. 2007 Equity Incentive Plan (the “Plan”).  The Plan provides for the grant of equity awards to our directors, employees, and certain key consultants, including stock options and restricted stock units to purchase shares of our common stock.  Up to 2,300,000 shares of our common stock may be issued pursuant to awards granted under the Plan, subject to adjustment in the event of stock splits and other similar events. As of June 30, 2016, 441,768 shares of common stock remain issuable under the Plan.  The Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board of Directors.

No stock options were issued during the six months ended June 30, 2016.

During the six months ended June 30, 2016 and 2015, stock option compensation was $5,334, and $9,974, respectively, and included in general and administrative expenses in the accompanying consolidated statements of operations.

Warrants

During the six months ended June 30, 2016, the Company issued 88,300 warrants to related parties for compensation. The warrants had an exercise price of $0.01, vested immediately, and have a ten-year life. The Company valued the warrants using the Black-Scholes pricing model using the above information as inputs, volatility of 50%, a risk-free rate based on a ten-year treasury, and zero dividend rate. The warrants were valued at $40,500. As of June 30, 2016, 287,500 warrants are outstanding. Stock-based compensation for warrants was $40,500 and $2,600 for the six months ended June 30, 2016 and 2015, respectively, and included in general and administrative expense in the accompanying consolidated statement of operations.

During the six months ended June 30, 2016, the Company's Chief Executive Officer exercised 53,787 warrants at $0.01 per common share.

NOTE 7 – RELATED PARTY TRANSACTIONS

Related Party Advances

From time to time during the six months ended June 30, 2016 and 2015, the Company received advances from related parties for short-term working capital. At June 30, 2016 and December 31, 2015, amounts outstanding under related party advances totaled $114,833 and $122,400, respectively, and are included in the accompanying consolidated balance sheets. Such advances are considered short-term, non-interest bearing and are due on demand.

Bridge Notes

During the six months ended June 30, 2016, the Company raised $104,500 from the Company Chief Executive officer. Including subsequent events, a total of $429,500 has been raised, of which $369,500 is to related parties with related warrants of 73,900. See Note 4 and 8 for terms and subsequent events.

F-30

WORTHPOINT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Convertible Debt

As disclosed in Note 4, the Company entered into various convertible debt agreements from 2013 to 2015. Such convertible debts included $792,500 to related parties, all of which was converted to Series A-1 in the second half of 2015. Of these amounts $250,000 was received in 2013, $287,500 was received in 2014, and $255,000 was received in 2015.

Warrants

During the six months ended June 30, 2016 the Company issued 99,200 warrants to related parties, see Notes 4 and 6. See Note 6 for warrants exercised by our Chief Executive Officer.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to June 30, 2016, the Company raised an additional $325,000 in Bridge Notes and 65,000 in associated warrants, see Note 4 for terms.

The Company has evaluated subsequent events that occurred after June 30, 2016 through November 9, 2016, the issuance date of these consolidated financial statements. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements.

F-31

PART III

INDEX TO EXHIBITS

2.1 Amended and Restated Certificate of incorporation

2.2 Bylaws

3 Third Amended and Restated Investors’ Rights’ Agreement*

4 Form of Subscription Agreement*

6.1 Credit Facility with Access National Bank

6.2 2007 Equity Incentive Plan

6.3 Solicitation Agreement with North Capital Private Securities Corporation

8 Form of Escrow Agreement with The Kingdom Trust Company

11 Independent Auditor’s Consent

12. Opinion of KHLK LLP*

13 “Testing the waters” materials

* To be filed by amendment

34

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 23, 2016.

WORTHPOINT CORPORATION

By	/s/ William Seippel

William Seippel, Chief Executive Officer
WorthPoint Corporation

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ William Seippel
William Seippel, Chief Executive Officer, Director
Date:	November 23, 2016

/s/ John Hale
John Hale, Senior Vice President of Finance, principal accounting officer
Date:	November 23, 2016

/s/ William N. McAtee
William N. McAtee, Director
Date:	November 23, 2016

/s/ Roger Ogden
Roger Ogden, Director
Date:	November 23, 2016
/s/ Peter Schleider
Peter Schleider, Director
Date:	November 23, 2016

/s/ James Sturgill
James Sturgill, Director
Date:	November 23, 2016
/s/ Michael Wharton
Michael Wharton, Director
Date:	November 23, 2016

35